MANAGEMENT PROXY CIRCULAR

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MANAGEMENT PROXY CIRCULAR

        This Circular solicits proxies for use at the Annual and Special General Meeting, and any adjournment thereof, (the “Meeting”) of the holders (the “Shareholders” or “you”) of Common Shares of Agrium Inc. (the “Corporation” or “we”) to be held on Wednesday, April 28, 2004 in Macleod Hall C&D at the Telus Convention Centre, 120 – 9th Ave S.E., Calgary, Alberta at 11:00 a.m. (Calgary time) for the purposes set forth in the accompanying Notice of Meeting.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

      We had 130,927,161 Common Shares are outstanding as of March 17, 2004. Only Shareholders of record as of the close of business on that date are entitled to vote at the Meeting.

      At the Meeting, upon a show of hands, each of you present in person or by proxy shall have one vote, subject to certain restrictions on a proxyholder to vote by show of hands if he or she has conflicting instructions. On a poll or ballot, each of you present in person or by proxy has one vote for each Common Share of which you are the registered holder. Each of you present in person or by proxy may demand a ballot either before or after any vote by show of hands.

      As of March 17, 2004, to our knowledge, no person beneficially owns or exercises control or direction over Common Shares carrying more than 10% of the votes attached to the Common Shares.

Quorum

      A quorum is present at the Meeting if holders of 10% of the Common Shares are present in person or by proxy. If a quorum is present at the opening of the Meeting, Shareholders present may proceed with the business of the Meeting even if a quorum is not present throughout the Meeting. If a quorum is not present at the opening of the Meeting, Shareholders present may adjourn the Meeting to a fixed time and place but may not transact any other business.

PROXIES

Persons Making the Solicitation

      This solicitation is made on behalf of the management of the Corporation. The costs incurred in the preparation and mailing of the form of proxy, Notice of Meeting and this Circular will be borne by us. In addition to the use of mail, proxies may be solicited personally, by telephone, or by other means of communication by our directors, officers and employees, who will not be remunerated therefor.

Solicitation of Proxies

      CIBC Mellon Trust Company at the address shown on the accompanying envelope must receive proxies not less than 48 hours (excluding Saturdays, Sundays, and holidays) before the time for holding the Meeting.

      A form of proxy must be in writing and be executed by you or your attorney authorized in writing or, if the Shareholder is a corporation, under its corporate seal or by an authorized officer or attorney thereof.

      The persons named in the enclosed form of proxy are directors or executive officers of the Corporation. You have the right to appoint another person (who need not be a Shareholder) to represent you at the Meeting. To do so insert the name of that person in the space in the form of proxy and strike out the other names, or submit another appropriate form of proxy.

Revocability of Proxy

      You may revoke a submitted proxy at any time prior to its use. If you attend the Meeting in person, you may revoke the proxy and vote in person. In addition to revoking your proxy in any other manner permitted by law, you may revoke your proxy by instrument in writing executed by you or your authorized attorney or, if the Shareholder is a corporation, under its corporate seal or by an authorized officer or attorney and deposited either at our head office at 13131 Lake Fraser Drive S.E., Calgary, Alberta T2J 7E8 (Attention: Leslie O’Donoghue) at any time up to and including the last business day before the Meeting, or with the Chair prior to the commencement of the Meeting.

Exercise of Discretion by Proxy

      The persons named in the enclosed form of proxy will vote the Common Shares on any poll at the Meeting and, if you specify a choice on any matter, the person will vote in accordance with your instructions.

      If you do not provide instructions in your form of proxy, your shares will be voted in favour of the matter to be acted on at the Meeting. The persons named in our form of proxy will have discretionary authority with respect to any amendments or variations of these matters or any other matters properly brought before the Meeting and the persons named in our form of proxy will vote on such matters in accordance with their best judgment. At the time this Circular was printed, we do not know of any such amendment, variation or other matter.

MATTERS TO BE ACTED UPON AT THE MEETING

Election of Directors

      Our nominees for election as directors are set out below. If elected, each will serve until the earlier of our next annual general meeting or until his or her successor is elected or appointed. Unless instructed otherwise, persons named in our form of proxy will vote FOR the election of these nominees as directors.

      We have provided a form of proxy that permits you to vote in favour of all of our nominees, to vote in favour of some nominees and to withhold votes for other nominees, or to withhold votes for all nominees.

      We believe that each nominee will be able to serve as a director. If any nominee is unavailable to serve, the person named in our form of proxy will be able to vote at his discretion for any person as a director.

Name	Full Biography,
(Director Since)	Principal Occupation and Other Directorships Held

Mr. Neil Carragher(3)(4) (December 12, 1996)	Mr. Carragher is the President of The Corporate Partnership Ltd. (a mergers and acquisitions company) and serves on the Board of The Westaim Corporation (a technology company). Mr. Carragher was formerly a corporate turnaround specialist and a mergers and acquisitions advisor.

Dr. Ralph S. Cunningham(2)(3) (December 12, 1996)	Dr. Cunningham is a director of TETRA Technologies, Inc. (an oil and gas services company), EnCana Corporation (an energy company) and Enterprise Products GP, LLC (a midstream energy partnership). He is the former President and Chief Executive Officer of CITGO Petroleum Corporation (an energy company), former Vice Chairman of Huntsman Corporation (a chemical company), former President of Texaco Chemical Company (an energy company), former Chairman and Chief Executive Officer of Clark Oil Refining Corporation (an energy company), former President of Tenneco Oil Processing and Marketing (an energy company), and held a number of supervisory and management positions at Exxon Company (an energy company). Dr. Cunningham holds a Ph.D. in Engineering.

Dr. D. Grant Devine(1)(4) (March 1, 1993)	Dr. Devine is a corporate director, farmer and rancher, President of Grant Devine Farms and Consulting Services Ltd. (a management company) and Board Chair of Live Global Bid Inc. (an on-line real-time communication company). Dr. Devine is a former Premier of Saskatchewan from 1982 to 1991, a former Minister of Agriculture and Energy in Saskatchewan, a former Professor at the University of Saskatchewan, former President of the Executive Council of Saskatchewan and a former Board Chair of the Crown Investment Corporation.

Name	Full Biography,
(Director Since)	Principal Occupation and Other Directorships Held

Dr. Susan A. Henry(1)(2) (September 27, 2001)	Dr. Henry is the Dean of College of Agriculture and Life Sciences and Professor of Molecular Biology and Genetics at Cornell University in Ithaca, New York, a Fellow of the American Association for the Advancement of Science since 1994 and a Fellow of the American Academy of Microbiology since 1993. Dr. Henry is a member of the Scientific Advisory Board of Cellomics, Inc. (a provider of integrated platforms for drug discovery) and the Advisory Board of BioEconomy Partners (a biotechnology partnership). Dr. Henry is a member of the National Research Council Committee on Science and Technology to Support Health Care, Sustainability and Other Aspects of Development Assistance, serves as a member of the Committee on Election to Fellowship, American Academy of Microbiology, is a board member of the Governors Nominating Committee American Academy of Microbiology, and is the Past-Chair of the National Institutes of Health Advisory Committee on Research on Minority Health. Dr. Henry received her Ph.D. in genetics from the University of California at Berkeley.

Mr. Frank W. King(1)(4) (December 12, 1996)	Mr. King is President and Chief Executive Officer of Metropolitan Investment Corporation (a private venture capital and management company), and a director of the Calgary Chamber of Commerce, Acclaim Energy Inc. (an energy company), Networc Health Inc. (a health care service provider), The Westaim Corporation (a technology company) and Wi-Lan Inc. (a technology company), as well as a Trustee of Rio-Can Real Estate Investment Trust (a real estate investment trust). Mr. King is a member of the Advisory Board of Marsh Canada Inc. (an insurance company). Mr. King was Chairman and Chief Executive Officer of the 1988 Calgary Olympic Games Organizing Committee (an athletic exposition) and Co-President of Canada 125 (a public service organization).

Mr. Frank W. Proto(1)(2) (March 1, 1993)	Mr. Proto is Board Chair of Agrium Inc. and a director of Nelson Group Inc. (an investment company). Mr. Proto is the volunteer Chair of the Petroleum Technology Research Centre at the University of Regina. Mr. Proto is a former President and Chief Executive Officer of Wascana Energy Inc., a former Chair of SaskEnergy Inc. (a natural gas distribution and transmission company) and a former member of the Canada Newfoundland Offshore Petroleum Board (an energy company).

Mr. Harry G. Schaefer, FCA(2)(4) (May 6, 1998)	Mr. Schaefer is a corporate director, business advisor and the principal of Schaefer & Associates Ltd. Mr. Schaefer is the Vice Chair and a director of each of TransCanada Pipelines Limited (an energy transportation company) and of TransCanada Corporation (a holding company), and a Trustee of Fording Canadian Coal Trust (a coal mining trust). Mr. Schaefer is the Chair of the Alberta Chapter of the Institute of Corporate Directors, a member of the Province of Alberta Audit Committee, Chair of Mount Royal College Foundation and a member of the WCB Investment Advisory Group. Mr. Schaefer is the former Board Chair, from 1991 to 1996, of TransAlta Utilities Corporation (a utility company) having served as the Chief Financial Officer of TransAlta from 1975 to 1993, and the former Board Chair of Crestar Energy Inc. (an energy company). Mr. Schaefer was the first Adjunct Professor at the Faculty of Business at the University of Calgary, became a Fellow of the ICAA in 1990, the first Canadian recipient of the Financial Executives Institute Distinguished Service Award in 1993, and a 2004 recipient of a Fellowship Award from the Institute of Corporate Directors.

Name	Full Biography,
(Director Since)	Principal Occupation and Other Directorships Held

Mr. Michael M. Wilson (October 1, 2003)	Mr. Wilson joined the Corporation in 2000 and was appointed Chief Executive Officer on October 1, 2003. Prior to joining the Corporation, between 1994 and 2000 Mr. Wilson was a senior executive at Methanex Corporation (a chemical company) where he was Executive Vice President and President, Methanol from 1999 to 2000. From 1976 to 1999 Mr. Wilson was an executive with Dow Chemical Company Ltd. (a chemical company). Mr. Wilson is a Chemical Engineer.

Mr. Victor J. Zaleschuk, C.A. (2)(3) (October 3, 2002)	Mr. Zaleschuk is the former President and Chief Executive Officer of Nexen Inc. (an energy company), and is presently a director of Nexen Inc. Mr. Zaleschuk is also Board Chair and a director of Cameco Corporation (a uranium company). Prior to becoming President of Nexen Inc., Mr. Zaleschuk was a Senior Vice President and Chief Financial Officer of Nexen Inc. Before joining Nexen Inc., Mr. Zaleschuk was a senior financial executive in the energy sector. Mr. Zaleschuk is a Chartered Accountant.

Notes:

(1)	Member of the Environment, Health & Safety Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Human Resources & Compensation Committee.

(4)	Member of the Corporate Governance & Nominating Committee.

     During the past five years, each director has held the principal occupation identified above except: Dr. Henry who prior to July 2000 was Dean of Science at Carnegie Mellon University, Pittsburgh, Pennsylvania; Mr. Zaleschuk prior to June 2001 was President and Chief Executive Officer of Nexen Inc.; and, Mr. Wilson who prior to October, 2003 was President & Chief Operating Officer of Agrium Inc., prior to October 2002 was Executive Vice President & Chief Operating Officer of Agrium Inc., and prior to August 2000 was Executive Vice President and President, Methanol of Methanex Corporation (a chemical company).

      Each director holds office until the earlier of his or her resignation or our next meeting at which directors are elected unless a director ceases to hold office pursuant to the Canada Business Corporations Act (the “Act”).

      The attendance of directors at Board and Committee meetings, the compensation paid to directors, the Board composition (including the independence of the directors) and director succession planning are disclosed under “Corporate Governance” in this Circular.

      The following table sets out each director’s equity ownership interest in the Corporation and any changes in the ownership interest since our 2003 proxy circular disclosure:

	Directors’ Equity Ownership and Changes Therein

	Equity Ownership			Equity Ownership			Net Change in
	as at March 25, 2003(1)			as at March 17, 2004			Equity Ownership			Directors’
										“Equity at
										Risk”
	Common	Stock		Common	Stock		Common	Stock		Amount(2)
Director	Shares	Options	DSUs	Shares	Options	DSUs	Shares	Options	DSUs	(U.S.$)

Carragher	10,000	129,750	2,023	10,000	129,750	5,074	—	—	3,051	248,118
Cunningham	4,875	114,750	2,023	4,875	114,750	5,074	—	—	3,051	163,761
Devine	14,500	135,125	2,023	14,500	135,125	5,074	—	—	3,051	322,188
Henry	—	10,000	7,306	—	10,000	15,365	—	—	8,059	252,908
King	19,000	129,250	2,023	19,000	129,250	5,074	—	—	3,051	396,258
MacLaren	64,455	261,455	2,023	64,455	261,455	5,074	—	—	3,051	1,144,447
Proto	30,000	142,500	2,023	30,500	135,000	6,085	500	(7,500)	4,062	602,189
Schaefer	28,212	45,000	2,023	28,212	45,000	5,074	—	—	3,051	547,888
Stacy	31,090	212,500	7,128	21,132	212,500	14,994	(9,958)	—	7,866	594,634
Van Brunt	36,724	1,982,500	—	40,680	2,086,500	—	3,956	104,000	—	669,593
Wilson	30,000	630,000	—	30,000	630,000	—	—	—	—	493,800
Zaleschuk	2,000	—	2,010	2,000	—	5,062	—	—	3,052	116,241

Total	270,856	3,792,830	30,605	265,354	3,889,330	71,950	(5,502)	96,500	41,345	5,552,025

Notes:

(1)	As disclosed in the Corporation’s management proxy circular for the annual general meeting held May 7, 2003.

(2)	Directors’ “Equity at Risk” Amount is shown as at December 31, 2003 and was the market value (determined by reference to the closing price of Common Shares on the Toronto Stock Exchange (the “TSX”) of the Common Shares and deferred share units (“DSUs”) owned by the director and excludes options.

(3)	The Corporation has policies restricting trading by directors, officers and certain employees during certain periods. All trades by directors in 2003 were made in compliance with these policies.

Appointment of Auditors

      Unless instructed otherwise, the persons named in our form of proxy will vote FOR the appointment of KPMG LLP, Chartered Accountants, of Calgary, Alberta, as our auditors, to hold office until our next annual general meeting. KPMG LLP has been our auditors since 1993.

Fees Paid to KPMG LLP & External Audit Service Fees (By Category)

      Our Audit Committee pre-approves all audit services and all permitted non-audit services provided by KPMG LLP and its affiliates and annually reviews whether these services affect KPMG LLP’s independence. The following table sets out the fees billed to us by KPMG LLP and its affiliates for professional services in each of the years ended December 31, 2002 and 2003. During these years, KPMG LLP was our only external auditor.

	Year Ended December 31,

Category	2002	2003

Audit Fees(1)	$585,000	$562,000
Audit-Related Fees(2)	94,000	97,000
Tax Fees(3)	269,000	299,000
All Other Fees(4)	—	7,000

Total	$948,000	$965,000

Notes:

(1)	For professional services rendered by KPMG LLP for the audit and review of our financial statements or services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

(2)	For assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above including audits of the financial statements of the U.S. Defined Benefit Pension Plans and 401(k) Retirement Savings Plans for the fiscal years 2002 and 2003; audits of the combined financial statements for North America Retail Operations for the fiscal years 2002 and 2003; audits of the financial statements for VU Partnership for the fiscal years 2002 and 2003; consultations concerning internal controls and financial accounting and reporting standards; and compliance reports relating to contractual debt arrangements.

(3)	For professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning, including advice relating to the accounts receivable securitization program; expatriate tax planning services; compliance services relating to exportation tax filings; review and preparation of tax filings; tax advice relating to potential asset and business acquisitions/ combinations; and other tax planning and compliance services.

(4)	For services provided by KPMG LLP other than the services reported under “Audit Fees”, “Audit-Related Fees” and “Tax Fees” above, consisting of miscellaneous corporate reporting and compliance services.

Audit Committee Charter

      A summary of the Charter of the Audit Committee is found under “Corporate Governance — Audit Committee — Charter” in this Circular. A full copy of the Audit Committee Charter is available on our web site under Corporate Governance at www.agrium.com.

Composition of Audit Committee

      The members of the Audit Committee are H.G. Schaefer (Chair), R.S. Cunningham, S.A. Henry, F.W. Proto and V.J. Zaleschuk. Each of the members of the Audit Committee is independent.

Audit Committee Financial Expert

      The Board has determined that Mr. Schaefer has “accounting or related financial experience” for the purpose of the TSX Corporate Governance Guidelines and is an “audit committee financial expert” for the purpose of the Sarbanes-Oxley Act of 2002.

Relevant Education and Experience of Audit Committee Members

      See the full biographies under “Election of Directors” on pages 2, 3 and 4 for the relevant education and experience of each member of the Audit Committee.

Audit Committee Oversight

      Since January 1, 2003, the commencement of our most recently completed financial year, no recommendation of the Audit Committee to nominate or compensate an external auditor has not been adopted by the Board.

Pre-Approval Policies and Procedures

      The Audit Committee has delegated to the Chair of the Audit Committee the authority to act on behalf of the Audit Committee between meetings of the Audit Committee with respect to the pre-approval of audit and permitted non-audit services provided by KPMG LLP from time to time. The Chair reports on any such pre-approval at each meeting of the Audit Committee.

Amendment of Stock Option Plan to Authorize Issuance of Stock Appreciation Rights

      As part of the changes being implemented with respect to our compensation arrangements, we are proposing certain amendments to our stock option plan (the “Option Plan”) which will place increased emphasis on longer term performance based compensation plans and reduce our reliance on stock options as a compensation and motivational tool.

Stock Appreciation Rights

      We recognize the need to strike a proper balance between a long term compensation program for employees to align their interests with those of Shareholders, and Shareholder concerns regarding dilution caused by the continual granting and exercising of options. To balance these concerns, we propose to amend the Plan (the “Amended Option Plan”) to attach stock appreciation rights (a “SAR” or “SARs”) to future options providing optionholders with a right to surrender their vested options for cancellation in exchange for a cash payment approximately equal in value to the amount that they would otherwise realize on exercising their options and immediately selling the Common Shares issued on exercise.

      The inclusion of SARs will enable us to provide the same benefits to optionholders without increasing the number of outstanding Common Shares (which otherwise dilutes the interests of our Shareholders). We anticipate that optionholders will exercise SARs rather than their options because SAR exercises are simpler and avoid brokerage costs, and the tax liability upon exercise is essentially the same.

      The proposed SAR cash payment feature will provide Shareholders with increased transparency of the cost of employee compensation as well as a tax advantage to us, since cash payments made in lieu of surrendered options are deductible by us as an employment expense for income tax purposes.

      The Amended Option Plan provides that Common Shares subject to any option surrendered on exercise of a related SAR will be available for future options granted under the Option Plan. Since it is anticipated that most optionholders will exercise their related SAR, it is likely that the need for further increases in the number of Common Shares reserved for options will be reduced.

      A SAR entitles the holder, at his or her option, to surrender the unexercised, but otherwise exercisable option granted under the Option Plan and to receive a cash amount equal to the excess of the Surrender Price over the exercise price of the related option as defined in the Amended Option Plan. The Amended Option Plan defines “Surrender Price” at any date in respect of a Common Share as the highest price of a Common Share on the TSX, or if the Common Shares are not listed on the TSX on such other stock exchange on which the Common Shares are listed, or if the Common Shares are not listed on any stock exchange, then on the over-the-counter market, on that date. SARs may be granted under the Amended Option Plan in an amount equal to the number of Common Shares covered by each option. Each exercise of a SAR in respect of a Common Share covered by a related option terminates the option in respect of such share. Unexercised SARs terminate when the related option is exercised or the option terminates.

      In conjunction with the Amended Option Plan, we are introducing a new “Performance Share Unit Plan” as a complement to stock options, and adopting “Share Ownership Guidelines” for our Chief Executive Officer and the senior executives who report to him. The purpose of these programs is to complement the Option Plan by increasing the alignment between executives and Shareholders as well as encouraging and facilitating long-term share ownership. See the “Report of the Human Resources & Compensation Committee on Executive Compensation” for further details.

The Proposed Amendments

      A copy of the Amended Option Plan is available upon request from our Corporate Secretary and has been posted on our web site at www.agrium.com. Shareholders wishing to receive a copy of the Amended Option Plan should submit their request by telephone (403) 225-7000, by facsimile (403) 225-7609, by e-mail (investor@agrium.com) or by mail to Agrium Inc., 13131 Lake Fraser Drive S.E., Calgary, Alberta, T2J 7E8, Attention: Corporate Secretary.

      Under the rules of the TSX, Shareholders must approve the amendments to the Amended Option Plan. Shareholders will be asked at the Meeting to consider, and, if considered advisable, to adopt the following resolution:

RESOLVED THAT:

1.	the amendments to the Agrium Inc. Stock Option Plan adopted by the Board of Directors of the Corporation on February 11, 2004 as described in this Management Proxy Circular are hereby approved.

2.	any director or officer of the Corporation is authorized to take such actions as such director or officer may determine to be necessary or advisable to implement this resolution, such determination to be conclusively evidenced by the taking of any such actions.

      In order to be approved, the resolution must be passed by a majority of the votes cast by Shareholders who vote in respect thereof. The Board of Directors unanimously recommends the Shareholders vote FOR the resolution. Unless instructed otherwise, the persons named in our form of proxy will vote FOR the resolution.

      On February 11, 2004 the Board of Directors granted officers and employees 467,200 options to acquire Shares with attached tandem SARs. The tandem SARs for such options are conditional upon Shareholders approving the amendments to the Option Plan.

      The Corporation is adding the right to grant tandem SARs to the Amended Option Plan because of the manner in which SARs may otherwise be treated under Canadian taxation laws. The Corporation is also adopting a separate SAR plan for employees who are U.S. taxpayers. The TSX does not require the separate SAR plan be approved by Shareholders, as it does not involve an amendment to the Option Plan.

Equity Compensation Plan Information

      The Option Plan is our only compensation plan providing for the issuance of securities as compensation and no change is being proposed to the number of Common Shares available for issuance under the Option Plan. The information in the following table is as at December 31, 2003.

	(a)	(b)	(c)

		Weighted-average	Number of securities remaining
	Number of securities to	exercise price of	available for future issuance
	be issued upon exercise	outstanding options,	under equity compensation
	of outstanding options,	warrants and rights	plans (excluding securities
Plan Category	warrants and rights	(Cdn. $)	reflected in column (a))

Equity compensation plans approved by securityholders	9,302,005	$16.31	1,144,320
Equity compensation plans not approved by securityholders	nil	n/a	nil
Total	9,302,005	$16.31	1,144,320

Amended and Restated Shareholder Rights Plan

Introduction

      The Corporation originally implemented a shareholder rights plan agreement on March 1, 1995. This was replaced by a shareholder rights plan agreement dated March 2, 1998, and by an amended and restated shareholder rights plan agreement dated May 9, 2001 (the “2001 Rights Plan”). The Board has now approved an amended and restated shareholder rights plan agreement to amend and restate the 2001 Rights Plan (the “2004 Rights Plan”) so as to continue the outstanding rights granted under the predecessor shareholder protection rights plans on the terms and conditions of the 2004 Rights Plan and to reconfirm the continued issuance of the rights. A summary of the terms and conditions of the 2004 Rights Plan is contained in Schedule “B”.

      Shareholders will be asked at the Meeting to vote on a resolution, the text of which is set out below under the heading “Confirmation by Shareholders” (the “Rights Plan Resolution”), to ratify, confirm and approve the adoption of the 2004 Rights Plan. To continue a shareholder rights plan for the Corporation beyond the termination of the Meeting, the Rights Plan Resolution must be passed by a majority of the votes cast by Independent Shareholders (as defined in the 2004 Rights Plan) who vote in respect thereof. At the date of this Circular, the Corporation believes that all Shareholders are Independent Shareholders.

      The Corporation has reviewed the 2004 Rights Plan for conformity with current practices of Canadian companies with respect to shareholder protection rights plans and has determined that since May 2001, when the 2001 Rights Plan was approved by Shareholders, there have been a small number of changes in those practices. These changes have been made to the 2004 Rights Plan. The Corporation believes that the 2004 Rights Plan preserves the fair treatment of Shareholders, is consistent with current best Canadian corporate practice and addresses institutional investor guidelines.

      The 2004 Rights Plan was not adopted in response to or in anticipation of any pending or threatened take-over bid. It is not intended to and will not prevent a take-over of the Corporation.

      The 2004 Rights Plan does not reduce the duty of the Board to act honestly, in good faith and in the best interests of the Corporation and its Shareholders, and to consider on that basis any offer made, nor does the 2004 Rights Plan alter the proxy mechanisms to change the Board, create dilution on the initial issue of the rights or change the way in which Common Shares trade.

Objectives of the 2004 Rights Plan

      The purpose of the 2004 Rights Plan is to encourage an offeror either to make a Permitted Bid (as defined below), without approval of the Board, having terms and conditions designed to meet the objectives of the 2004 Rights Plan, or to negotiate the terms of the offer with the Board. Failure to do either creates the potential for substantial dilution of the offeror’s position.

      The purpose of the 2004 Rights Plan is to address the following concerns that are widely held to be inherent in the provisions of current legislation governing take-over bids in Canada:

(a) Time

      Although the minimum period for a take-over bid has been increased from 21 days to 35 days, the Board is of the view that 35 days still constitutes an insufficient amount of time to permit the Board and the Shareholders to assess an offer and for the Board to negotiate with the offeror, solicit competing offers and otherwise try to maximize shareholder value. The 2004 Rights Plan provides that a Permitted Bid must be open for at least 60 days and must remain open for a further period of 10 business days after the offeror publicly announces that more than 50% of the outstanding Voting Shares (as defined in the 2004 Rights Plan) held by Independent Shareholders have been deposited or tendered and not withdrawn.

(b) Pressure to Tender

      A Shareholder may feel compelled to tender to a take-over bid which the Shareholder considers to be inadequate because, in failing to tender, the Shareholder may be left with illiquid or minority discounted shares. This is particularly so in the case of a partial bid where the offeror wishes to obtain a control position but does not wish to acquire all of the Common Shares. The 2004 Rights Plan contains a Shareholder approval mechanism in the Permitted Bid definition, which is that no Voting Shares may be taken up and paid for under the bid unless more than 50% of the outstanding Voting Shares held by Independent Shareholders have been deposited or tendered and not withdrawn. By requiring a Permitted Bid to remain open for acceptance for a further period of 10 business days following public announcement that more than 50% of the outstanding Voting Shares have been deposited, a Shareholder’s decision to accept a bid is separated from the decision to tender, lessening concern about undue pressure to tender to the bid.

(c) Unequal Treatment of Shareholders

      Under current securities legislation, an offeror may obtain control or effective control of the Corporation without paying full value, without obtaining Shareholder approval and without treating all of the Shareholders equally. For example, an offeror could acquire blocks of shares by private agreement from one or a small group of Shareholders at a premium to market price which premium is not shared with the other Shareholders. In addition, a person could slowly accumulate shares through stock exchange acquisitions which may result, over time, in an acquisition of control or effective control without paying a control premium or fair sharing of any control premium among all Shareholders. Under the 2004 Rights Plan, if a take-over bid is to qualify as a Permitted Bid, all offers to acquire 20% or more of the Corporation’s outstanding Voting Shares must be made to all Shareholders.

Effect of the Rights Plan

      It is not the intention of the Board to entrench themselves or avoid a bid for control that is fair and in the best interests of Shareholders. For example, Shareholders may tender to a bid which meets the Permitted Bid criteria without triggering the 2004 Rights Plan, regardless of the acceptability of the bid to the Board. Furthermore, even in the context of a bid that does not meet the Permitted Bid criteria, the Board must act honestly and in good faith with a view to the best interests of the Corporation and its Shareholders.

      Generally, the board of directors of a corporation confronted with an unsolicited take-over bid will not be allowed to maintain a shareholder rights plan indefinitely to keep a bid from the shareholders; however, Canadian securities regulators have indicated that so long as the board is actively and realistically seeking value-maximizing alternatives, shareholder rights plans serve a legitimate purpose.

      The Board believes that the dominant effect of the 2004 Rights Plan will be to enhance shareholder value, ensure equal treatment of all Shareholders in the context of an acquisition of control, and lessen the pressure upon a Shareholder to tender to a bid. The 2004 Rights Plan was not adopted or approved in response to or in anticipation of any pending or threatened take-over bid and the Board is not aware of any third party considering or preparing any proposal to acquire control of the Corporation.

Confirmation by Shareholders

      If the Rights Plan Resolution is approved at the Meeting, the Corporation and CIBC Mellon Trust Company (the “Rights Agent”) will enter into the Amended and Restated Shareholder Rights Plan Agreement to take effect at the end of the Meeting. If the Rights Plan Resolution is not approved at the Meeting, the rights and the 2001 Rights Plan will terminate, the 2004 Rights Plan will never become effective and the Corporation will no longer have any form of shareholder rights plan.

      The Board reserves the right to alter any terms of or not to proceed with the 2004 Rights Plan at any time prior to the Meeting in the event that the Board determines, in light of subsequent developments, that to do so is in the best interests of the Corporation and its Shareholders.

      The complete text of the 2004 Rights Plan is available upon request. Shareholders wishing to receive a copy of the 2004 Rights Plan or the 2001 Rights Plan should submit their request by telephone (403) 225-7000, by facsimile (403) 225-7609, by e-mail (investor@agrium.com) or by mail to Agrium Inc., 13131 Lake Fraser Drive S.E., Calgary, Alberta, T2J 7E8, Attention: Corporate Secretary.

RESOLVED THAT:

1.	the shareholder rights plan of the Corporation be continued, and the amended and restated shareholder rights plan agreement dated as of April 28, 2004 between the Corporation and CIBC Mellon Trust Company, as rights agent, (the “2004 Plan”) which amends and restates the shareholder rights plan agreement dated as of May 9, 2001 between the Corporation and CIBC Mellon Trust Company, as rights agent, which continues the Rights issued under the predecessor shareholder protection rights plans of the Corporation that are outstanding at the Record Time (as defined in the 2004 Rights Plan) on the terms set out in the 2004 Rights Plan, and continues the issuance of the Rights thereafter until the termination or expiration of the 2004 Rights Plan, be and is hereby ratified, confirmed and approved; and

2.	any director or officer of the Corporation is authorized to take such actions as such director or officer may determine to be necessary or advisable to implement this resolution, such determination to be conclusively evidenced by the taking of any such actions.

Recommendation of the Board

      The Board has concluded that the reasons for the adoption of the 2001 Rights Plan continue to exist and the continuation of the 2004 Rights Plan is in the best interests of the Corporation and our Shareholders. Accordingly, the Board unanimously recommends that the Shareholders ratify, confirm and approve the 2004 Rights Plan by voting FOR the Rights Plan Resolution at the Meeting. Unless instructed otherwise, the persons named in our form of proxy will vote FOR the Rights Plan Resolution.

EXECUTIVE COMPENSATION

      As the Corporation reports its financial results in U.S. dollars, the following report on executive compensation is prepared showing U.S. dollars, except as otherwise noted, notwithstanding that Canadian dollars is the currency in which the majority of the named executive officers are paid.

Summary Compensation Table

      The following table provides a summary of the compensation earned by the current and former Chief Executive Officers of the Corporation, as well as the four other most highly compensated executive officers (collectively, the “Named Executive Officers”), for services rendered in all capacities during 2003, 2002 and 2001. Specific aspects of this compensation are dealt with in further detail in the following tables.

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

						Restricted
						Stock or
				Other Annual	Securities Under	Restricted	LTIP	All Other
Name and		Salary	Bonus	Compensation	Options/SARs	Stock Units	Payouts	Compensation
Principal Position	Year	(U.S.$)(3)	(U.S.$)(3)	(U.S.$)(3)(4)	Granted (#)	(U.S.$)(5)	(U.S.$)	(U.S.$)(3)(6)

Michael M. Wilson(1)	2003	553,771	500,000	29,629	170,000/ -	493,500	N/A	62,138
President & Chief	2002	393,237	0	18,995	130,000/ -	N/A	N/A	44,176
Executive Officer	2001	371,303	0	18,234	120,000/100,000	N/A	N/A	41,634

John M. Van Brunt(2)	2003	711,991	595,590	13,543	297,500/ -	N/A	N/A	1,573
Vice Chair & former	2002	573,139	0	12,045	295,000/ -	N/A	N/A	1,403
Chief Executive Officer	2001	567,717	0	12,077	284,000/ -	N/A	N/A	1,225

Bruce G. Waterman	2003	331,906	273,804	9,138	88,050/ -	N/A	N/A	37,235
Senior Vice President,	2002	264,281	0	8,115	79,950/ -	N/A	N/A	29,718
Finance & Chief	2001	262,065	0	8,117	66,500/ -	N/A	N/A	29,396
Financial Officer

Richard L. Gearheard	2003	265,250	264,600	9,977	69,000/50,000	N/A	N/A	4,628
Senior Vice President,	2002	225,000	0	3,768	55,000/ -	N/A	N/A	5,983
North America Retail	2001	223,333	0	3,842	42,000/ -	N/A	N/A	5,672

John M. Yokley	2003	270,045	222,769	16,663	51,000/ -	N/A	N/A	603
Senior Vice President,	2002	219,703	0	22,513	40,000/ -	N/A	N/A	538
Marketing &	2001	217,939	0	50,827	42,000/ -	N/A	N/A	474
Distribution

Leslie A. O’Donoghue	2003	205,924	148,251	9,233	31,900/ 50,000	N/A	N/A	23,055
Vice President,	2002	147,106	0	8,199	30,000/ -	N/A	N/A	15,452
General Counsel &	2001	146,907	0	8,187	25,000/ -	N/A	N/A	16,575
Corporate Secretary

Notes:

(1)	Mr. Wilson was appointed Chief Executive Officer of the Corporation on October 1, 2003.

(2)	Mr. Van Brunt retired as Chief Executive Officer of the Corporation effective September 30, 2003. His 2003 compensation amounts include amounts paid to him in connection with his retirement.

(3)	The conversion rate used was U.S.$1.00 = Cdn. $1.4010, $1.5703, and $1.5486 for each of 2003, 2002, and 2001, respectively, with the exception of the amounts applicable to Mr. Gearheard to which no conversion rate was applied as he is paid in U.S. dollars.

(4)	Includes amounts for perquisites that do not exceed the lesser of $50,000 and 10% of the total of the annual salary plus bonus of the Named Executive Officers for the financial year. Also includes tax equalization payments to Mr. Yokley of $8,062, $14,877, and $43,201 in 2003, 2002, and 2001 respectively.

(5)	The Corporation’s new Performance Share Unit Plan will generally apply to grants made in 2004. However, the amount shown for Mr. Wilson represents a grant of 30,000 units made on October 1, 2003 under the new plan in recognition of his promotion to President & Chief Executive Officer. Awards made under the Performance Share Unit Plan accrue additional share units based on reinvested dividends over the three year performance period. The number of shares (including those accrued through reinvested dividends) at the end of the three year performance period are multiplied by a performance factor ranging from 0.5 to 1.5 based on Agrium’s Total Shareholder Return relative to a select peer group of North American chemical and fertilizer companies. See the “Report of the Human Resources & Compensation Committee on Executive Compensation.” As of the end of the most recent fiscal year, Mr. Wilson held an aggregate of 30,000 performance share units, which had an aggregate value of $493,500, based on a December 31, 2003 share price of U.S.$16.46.

(6)	These amounts include life insurance premiums paid by the Corporation and the value of the Corporation’s actual and notional contributions under defined contribution retirement plans.

Stock Option Plan

      The Option Plan authorizes the Board to grant options to executive officers and employees of the Corporation. Options to be issued under the Option Plan must have exercise prices not less than and be for terms not longer than those permitted by the applicable rules of any stock exchange on which the Common Shares are listed.

      The Corporation also has a program (the “One for One Program”) pursuant to which the Corporation grants to each executive officer who acquires a Common Share an option to acquire an additional Common Share for each Acquired Share, with the option exercise price equal to the price of the Acquired Share. Options granted under the One for One Program vest equally over four years and in order to maintain the options the option holder must continue to hold all of the Acquired Shares on the first anniversary date of the option, 75% of the Acquired Shares on the second anniversary date, 50% of the Acquired Shares on the third anniversary date, and 25% of the Acquired Shares on the fourth anniversary date of the grant of the option. The number of options that can be granted under the One for One Program to an individual have been limited to 100,000 options over a ten-year period. Options granted to the Named Executive Officers pursuant to the One for One Program are included in the “Awards” column in the summary compensation table above and as “Options” in the option grant table below.

      In the fourth quarter of 2003 the Corporation commenced expensing stock options in determining net earnings.

      The Corporation is proposing to amend its Option Plan to allow for the grant of a Stock Appreciation Right in tandem with each stock option grant. See “Matters to be Acted Upon at the Meeting — Amendment of the Stock Option Plan to Authorize Issuance of Stock Appreciation Rights”.

Stock Appreciation Rights Plan

      The Employee Stock Appreciation Rights Plan (the “SAR Plan”) authorizes the Board to grant stand-alone SARs to employees to create and sustain a sense of ownership by having a portion of their compensation being derived from increases in Shareholder value. Each grant of SARs granted under the SAR Plan “vests” in four equal portions only if the average closing price of the Common Shares on the New York Stock Exchange over any 20 day trading period exceeds specified prices per Common Share of U.S.$15.00, U.S.$22.50, U.S.$33.75 and U.S.$50.00. On November 14, 2003, the Common Share price had achieved an average closing price of U.S.$15.00 level over the previous 20 trading days and, effective on that date, the holder of the SARs granted under the SAR Plan was paid an amount equal to one quarter of the number of such SARs held multiplied by the difference between U.S.$15.00 and the closing price of Common Shares on the New York Stock Exchange on the day before any grant was made. The aggregate payment made by the Corporation to employees holding such SARs on achievement of the U.S.$15.00 price level was $2.77 million.

      Upon the Common Share price achieving each of the subsequent levels, the holder of the SARs granted under the SAR Plan will be paid an amount equal to one-quarter of the number of such SARs multiplied by the difference between the achieved price level and the grant price. All payments under the SAR Plan are made in cash and no holder of a SAR granted under the SAR Plan has a right to receive Common Shares on exercise of such SAR. The SAR Plan terminates on May 4, 2004 and all SARs outstanding thereunder will be cancelled if the required price levels have not been achieved by that time.

      The following table sets out the options to purchase Common Shares and SARs granted to each of the Named Executive Officers during the fiscal year ended December 31, 2003.

Option and SAR Grants During the Most Recently Completed Year

							Market Value
							of Securities
			% of Total				Underlying
	Securities		Options/SARs				Options/SARs
	Under		Granted to		Exercise or		on the Date
	Options/		Employees in		Base Price		of Grant
	SARs (#)		Financial Year		($/Security)		($/Security)		Expiration Date

Name	Options	SARs	Options	SARs	Options	SARs	Options	SARs	Options	SARs

Michael M. Wilson	160,000		12%		15.60		15.60		March 4, 2013
	10,000		1%		14.90		14.90		February 18, 2013

John M. Van Brunt	293,500		23%		15.60		15.60		March 4, 2013
	4,000		0%		14.83		14.83		June 6, 2013

Bruce G. Waterman	80,000		6%		15.60		15.60		March 4, 2013
	3,050		0%		14.81		14.81		June 5, 2013
	5,000		0%		14.75		14.75		June 6, 2013

Richard L. Gearheard	69,000		5%		15.60		15.60		March 4, 2013
		50,000				8.94	15.00			May 4, 2004

John M. Yokley	51,000		4%		15.60		15.60		March 4, 2013

Leslie A. O’Donoghue	30,000		2%		15.60		15.60		March 4, 2013
	1,900		0%		14.55		14.55		June 9, 2013
		50,000				10.00	15.00			May 4, 2004

Note:

(1)	Option exercise prices are expressed in Cdn. dollars.

     The following table sets out for the Named Executive Officers the number of Common Shares acquired on exercise of options during the financial year ended December 31, 2003, the aggregate value of the Common Shares realized (the difference between the exercise price and the trading value of the Common Shares on the date of exercise) and the number and value (based on the difference between the exercise price and the December 31, 2003 closing price of the Common Shares of Cdn.$21.39) of unexercised options and unvested SARs as at December 31, 2003.

Aggregated Options/SARs Exercised During the Most Recently Completed Financial Year and Financial Year-End Option/SARs Values and Value of Unexercised in-the-Money Options/SARs at Fiscal Year End (U.S.$)

			Unexercised Options/SARs		Value of Unexercised
			at Fiscal Year End (#)		in-the-Money Options/SARs
					at Fiscal Year End (U.S.$)
			Exercisable/ Unexercisable
		Aggregate			Exercisable/ Unexercisable
	Securities	Value
	Acquired	Realized
Name	on Exercise	(U.S.$)	Options	SARs	Options	SARs

Michael M. Wilson	25,000	140,500	250,000/380,000	0/75,000	1,028,480/1,429,051	0/0

John M. Van Brunt	56,250	341,016	1,259,500/727,000	0/168,750	4,704,108/2,655,146	0/0

Bruce G. Waterman	18,750	113,672	169,488/220,013	0/56,250	821,584/869,791	0/0

Richard L. Gearheard	12,500	75,781	196,375/139,625	0/37,500	653,576/516,874	0/0

John M. Yokley	12,500	75,781	203,000/115,000	0/37,500	718,651/429,893	0/0

Leslie A. O’Donoghue	30,500	153,935	45,750/73,150	0/37,500	218,955/380,721	0/0

Retirement Plans

      With the exception of Mr. Gearheard, the Named Executive Officers are members of the Agrium Inc. Retirement Plan and are either participating in the non-contributory, defined benefit part of the plan (the “DB Plan”) or the non-contributory, defined contribution part of the plan (the “DC Plan”).

      Each of the DC Plan and the DB Plan is registered under the Income Tax Act (Canada) and the Alberta Employment Pension Plans Act and is subject to the maximum pension and contribution limits imposed under the Income Tax Act.

      In addition to the benefits provided under either the DB Plan or the DC Plan, the Named Executive Officers, other than Mr. Gearheard, receive supplementary benefits under the Agrium Inc. Supplemental Executive Retirement Plan (the “Supplementary Plan”). Executive officers who are members of the DB Plan receive a total pension from the DB and Supplementary Plans of 1.4% of their best 3-year average earnings (“Best Average Earnings”) up to the 36-month average yearly maximum pensionable earnings under the Canada Pension Plan (“Average YMPE”) plus 2% of Best Average Earnings in excess of the Average YMPE, multiplied by years of service up to 35 years, plus 1.4% of Best Average Earnings multiplied by years of service in excess of 35 years. Executive officers who are members of the DC Plan receive a total actual and notional contribution credited to their DC Plan and Supplementary Plan accounts of 11% of the executive’s eligible earnings.

      The table below states the estimated annual benefits payable upon retirement under the DB Plan and the Supplementary Plan, in specified compensation and years of service classifications, assuming that the amount shown in the remuneration table was equal to the executive’s Best Average Earnings. Liabilities under both the DB and the DC parts of the Supplemental Plan are secured through letters of credit.

Pension Plan Table (Cdn.)

	Years of Service

	5	10	15	20	25	30	35

Average Remuneration (U.	S.$) Estimated Annual Pension Entitlement ($U.S.)

178,000	16,983	33,967	50,950	67,934	84,917	101,901	118,884

214,000	20,551	41,102	61,653	82,204	102,755	123,306	143,857

250,000	24,118	48,237	72,355	96,474	120,592	144,711	168,829

285,000	27,686	55,372	83,058	110,744	138,430	166,116	193,802

321,000	31,253	62,507	93,760	125,014	156,267	187,521	218,774

357,000	34,821	69,642	104,463	139,284	174,105	208,926	243,747

428,000	41,956	83,912	125,868	167,824	209,780	251,736	293,692

499,000	49,091	98,182	147,273	196,364	245,455	294,546	343,637

571,000	56,226	112,452	168,678	224,904	281,130	337,356	393,582

642,000	63,361	126,722	190,083	253,444	316,805	380,166	443,527

714,000	70,496	140,992	211,488	281,984	352,480	422,976	493,472

Notes:

(1)	An executive’s remuneration only includes base salary. The conversion rate used was U.S.$1.00 = Cdn. $1.4010.

(2)	At the end of 2003, the Named Executive Officers participating in the Plan had the following years of service: Mr. Van Brunt thirty-eight years, Mr. Wilson three years and Mr. Yokley eight years. Under the terms of his retirement agreement with the Corporation, Mr. Van Brunt will be credited with service for purposes of the retirement plan until September 30, 2005.

     Upon appointment as Chief Executive Officer on October 1, 2003, Mr. Wilson ceased to participate in the DC Plan and related Supplementary Plan effective December 31, 2003 and was added to the DB Plan retroactive to his date of hire. In addition, pursuant to Mr. Wilson’s employment contract, a commitment has been made to provide a minimum rate of return of 14.2% per annum on assets transferred from the pension programs of Mr. Wilson’s prior employer. This rate reflects an average return on a third party balanced investment fund in the five years preceding the commencement of Mr. Wilson’s employment with Agrium.

      The annual benefits payable upon retirement under the DC Plan and Supplementary Plan to executives who are DC Plan members will be determined by the size of each participant’s account values (based on the amount of actual and notional contributions by the Corporation and by the actual and notional investment returns), interest rates at the time benefits commence and the type of retirement vehicle selected (life income fund, life annuity, joint annuity, etc.). At the end of 2003, the Named Executive Officers participating in the DC Plan were Bruce G. Waterman and Leslie A. O’Donoghue.

      Mr. Gearheard is a member of the Agrium U.S. Inc. Retirement Plan (the “U.S. Basic Plan”), a non-contributory defined benefit retirement plan. The U.S. Basic Plan is registered under the U.S. Internal Revenue Code. The formula for benefits on retirement under the U.S. Basic Plan is 1.1% of 3 year average best earnings (the “Final Average Earnings”) up to Social Security Average Wages plus 1.4% of Final Average Earnings in excess of Social Security Average Wages multiplied by the first 35 years of Benefit Service, plus .8% of the Final Average Earnings multiplied by the years of Benefit Service in excess of 35 years but less than 40 years. Under the U.S. Basic Plan earnings are limited to those permitted under the Internal Revenue Code.

      In addition to the benefits provided under the U.S. Basic Plan, Mr. Gearheard will also receive supplementary benefits under the Agrium U.S. Inc. Supplemental Executive Retirement Plan (the “U.S. Supplemental Plan”). The formula for benefits on retirement under the U.S. Supplemental Plan is 1.67% of the excess of the Final Average Earnings over the primary Social Security benefit payable at age 65, multiplied by pension service up to 35 years, plus 0.8% of Final Average Earnings multiplied by pension service in excess of 35 years but not more than 40 years, minus the U.S. Basic Plan benefit payable at age 65.

      The table below states the estimated annual benefits payable upon retirement under the U.S. Basic Plan, including amounts attributable to the U.S. Supplemental Plan, in specified compensation and years of service classifications, assuming that the amount shown in the remuneration table was equal to the executive’s Final Average Earnings for purposes of the U.S. Basic and U.S. Supplemental Plans.

Pension Plan Table (U.S.)

	Years of Service(1)

	5	10	15	20	25	30	35

Average Remuneration (U.S.$	) Estimated Annual Pension Entitlement (U.S.$)

225,000	17,043	34,086	51,129	68,172	85,215	102,258	119,301

250,000	19,131	38,261	57,392	76,522	95,653	114,783	133,914

300,000	23,306	46,611	69,917	93,222	116,528	139,833	163,139

Note:

(1)	At the end of 2003, Mr. Gearheard had seven years of benefit service in the U.S. Basic and Supplemental Plans.

     Mr. Gearheard is also a member of the Agrium 401(k) Retirement Savings Plan. For 2003, this Plan requires mandatory contributions of 1.5% of total compensation and permits voluntary contributions up to 16% of total compensation, with such contributions subject to the legal maximum. The amount of Agrium’s contribution is 50% of the first 5% of employee voluntary contributions.

      The annual benefits payable on retirement under the Agrium 401(k) Retirement Savings Plan to Mr. Gearheard will be determined by the size of his account values (based on the amount of his mandatory and voluntary contributions, the amount of matching contributions by Agrium and by the investment returns), interest rates at the time benefits commence and the type of retirement vehicle selected (life annuity, joint annuity, etc.).

Employment Contracts and Change of Control Arrangements

      We entered into an executive employment agreement with Mr. Wilson on his appointment as President & CEO. Under the terms of this agreement, Mr. Wilson is entitled to receive a base salary subject to periodic review and adjustments, and annual bonuses and annual long-term incentives which are determined based on performance measures. We have also agreed that, if Mr. Wilson’s employment with us is terminated for any reason other than cause, he will receive a payment equal to his base salary and bonus multiplied by the lesser of three or the number of years remaining from his termination to his reaching age 60.

      We have arrangements with each of the Named Executive Officers (other than Mr. Wilson and Mr. Van Brunt) that provide for certain payments, in the event of either termination of employment without just cause or constructive dismissal within two years following a change of ownership or control of the Corporation. These payments are based on a multiple of two times base salary, incentive earnings and benefits. In addition, all outstanding stock options held by Named Executive Officers (other than Mr. Van Brunt) are to become immediately vested upon a change in control or ownership of the Corporation.

      We have arrangements with Mr. Van Brunt that he will continue to receive compensation through September, 2005. The total value of this compensation is U.S.$2,268,000. The Corporation has also agreed to grant to Mr. Van Brunt a total of 480,000 stock options during 2004 and 2005. He will continue to accrue pension benefits through the period to September, 2005.

REPORT OF THE HUMAN RESOURCES & COMPENSATION

COMMITTEE ON EXECUTIVE COMPENSATION

Total Compensation Philosophy & Strategy

      The Corporation’s compensation philosophy is to provide total compensation opportunities that are competitive with the pay practices of other industry leading companies, and to provide a strong and direct link between corporate performance and compensation, using a combination of base salary, cash incentives and equity incentives. More specifically:

•	executive salaries are benchmarked at or about the median of a comparative North American industry group, with ranges above and below the median based on the executive’s experience and performance;

•	the level of target cash incentives ensures that average total cash compensation (salary & annual incentives) for executive officers approximates the median of the North American industry group in years in which performance reaches planned levels, and is up to the 75th percentile of the North American industry group in years in which performance significantly exceeds planned levels; and

•	the value of long-term incentives (including stock options, SARs and performance share units) are targeted at or about the median of the North American industry comparator group, with ranges above and below the median based on the executive’s experience, performance and career potential.

      To achieve this goal, the Committee periodically reviews the Corporation’s executive compensation (base salary and short and long term incentive programs), using comparative North American industry data provided by independent professional compensation consultants.

2003 Incentive Plans

      For years up to and including 2003, the Corporation has utilized a Management Incentive Plan, under which annual incentives are provided to Named Executive Officers and other key managers and employees based on two main components: (1) the Corporation’s return on invested capital (“ROIC”) results which determine the amount of funds available under the Management Incentive Plan; and (2) the performance of the individual measured against specific personal objectives. Individual target incentives have been established based on market practices, as well as expected individual contributions to corporate results, and are expressed as a percentage of base salary. No incentive is payable unless ROIC is equal to or exceeds 70% of the Corporation’s ROIC under the operating plan. Incentives above the target rate are payable when ROIC exceeds the annual ROIC target.

      Pursuant to the Option Plan, Named Executive Officers and other key managers and employees have been granted options to acquire Common Shares at the closing price on the day preceding the grant. Target grant levels are based on median market practices, with a range of actual grants to reflect individual performance. Options vest in 25% increments over four years and expire 10 years from the date of the grant. The Corporation’s SAR Plan is described under “Executive Compensation — Stock Appreciation Rights Plan” above.

      In addition, in 2003, Mr. Wilson was granted Performance Share Units under the Corporation’s new program to recognize his promotion to President & Chief Executive Officer. This program will be applicable to other Named Executive Officers and managers in 2004 as part of the Corporation’s new overall long-term incentive program.

2004 Incentive Plans

      Commencing in 2004, the Corporation is introducing new annual and long-term incentive plans in which the Named Executive Officers as well as other key managers and employees will participate. Annual incentives will be provided through two plans, the Performance Recognition Plan and the Annual Profit Sharing Plan. Long-term incentives will be provided through a combination of a revised Stock Option and Tandem SAR Plan and a new Performance Share Unit Plan. The following is a summary of the principal terms of these plans.

Annual Incentives

      The Performance Recognition Plan has been developed to support the achievement of key financial and other business objectives. Target awards are set based on market median practices. Actual award payouts under this Plan are determined based on corporate, function/ business unit and individual performance. For Named Executive Officers, awards under this Plan will be largely determined based on corporate financial performance. Key corporate performance indicators will include earnings per share, operating cash flow, ROIC, total Shareholder return, environment and safety record and progress in achieving High Performance Culture objectives.

      Under the Profit Sharing Plan, a profit sharing pool will be determined each year based on a percentage of earnings before interest, taxes, depreciation and amortization of the North American Wholesale Group for that calendar year. Named Executive Officers will be eligible for annual allocations from the profit sharing pool of up to 10% of salary.

Long-Term Incentives

      The combined target grants of stock options, SARs and performance share units will be determined based on market median practices.

      Commencing in 2004, the Corporation may make grants of SARs in tandem with each stock option grant. With this change, option holders will have the right to surrender vested options back to the Corporation in exchange for a cash payment from the Corporation equal to the option gain that would otherwise have been realized. This will assist in the management of Shareholder dilution related to the stock option plan, provides increased transparency through variable accounting for the purposes of expensing stock options, and ensures that the costs of funding the stock option grants are tax deductible by the Corporation.

      Under the new Performance Share Unit Plan, executive officers and other eligible managers may receive grants of share units. The value of each share unit will be based on the price of the Corporation’s Common Shares on the New York Stock Exchange. When cash dividends are paid on the Common Shares, additional performance share units of equivalent value will be credited to the designated employees’ accounts.

      Performance share units (including dividend equivalent performance share units) will vest at the end of a 3-year performance cycle, based upon the relative ranking of the Corporation’s total Shareholder return over the 3-year performance cycle, compared against the total Shareholder return over the same period of a peer group of companies. The peer group comprises a number of fertilizer and chemical industry corporations that trade on the New York Stock Exchange. One hundred percent of the share units will vest if the Corporation’s total Shareholder return is equal to the median of the peer group. Vesting ranges between 50% for performance at or below the 25th percentile and up to 150% for performance at or above the 75th percentile.

      The Corporation believes that the introduction of the Performance Share Unit Plan, in conjunction with changes to the stock option program, provides for a more balanced long-term incentive approach that recognizes the cyclical nature of the business, provides a better total alignment with Shareholder interests and facilitates long-term share ownership.

Share Ownership Guidelines

      In conjunction with the new long-term incentive programs, the Corporation has adopted share ownership guidelines applicable to the Chief Executive Officer and senior executives who report directly to the CEO commencing in 2004. The share ownership guidelines are intended to support the ongoing alignment of the interests of the Corporation’s senior executives with Shareholders through long-term ownership of the Common Shares. Affected officers will be expected to achieve the following share ownership levels within the next five years:

	Number of Common	Approximate Multiple
Executive Level	Shares Required(1)	of Base Salary

Chief Executive Officer	225,000	Four Times

Senior Vice Presidents	45,000	Two Times

Vice Presidents reporting directly to the Chief Executive Officer	15,000	One Time

Note:

(1)	For purposes of these guidelines, share ownership includes Common Shares and Performance Share Units, but excludes options to acquire Common Shares.

Chief Executive Officer Compensation

      Mr. Wilson’s compensation package consists of base salary and short and long-term incentives, as outlined above for other Named Executive Officers. Mr. Wilson’s base salary was adjusted effective October 1, 2003 to reflect his promotion to President and CEO. As Mr. Wilson is new in this role, his salary on appointment to President & CEO has been positioned below the median of competitive practices.

      For 2003, Mr. Wilson’s performance has been assessed based on a combination of his prior role as the President & Chief Operating Officer of the Corporation and his new role as President & CEO. Based on this assessment, the Committee has determined that Mr. Wilson met or exceeded all 2003 goals, including:

•	planned levels of Earnings Per Share, cash flow per share and economic profit;

•	above average Total Shareholder Return relative to the North American fertilizer industry, for both 2003 and on a weighted 3-year basis;

•	improvement in the Corporation’s earnings to share price multiple;

•	maximization of asset value for operations and rationalizing any under performing assets;

•	pursuance of growth opportunities;

•	improvements in business process planning, and forecast and project management ability;

•	sustainment of the Corporation’s High Performance Culture; and

•	management of controllable costs.

      The ROIC funding target under the Management Incentive Plan has been exceeded for 2003, resulting in a payout factor of 150% of target levels. Based on this factor, as well as Mr. Wilson’s personal performance, a determination was made to award Mr. Wilson an annual incentive payment of U.S.$500,000 representing a payout equal to 158% of his annual incentive target or 91% of his base salary earned in 2003.

      The annual stock option made to Mr. Wilson in March, 2003 was determined based on his personal performance in 2002, as well as competitive practices for long-term incentive grants for his prior role as President & Chief Operating Officer. Mr. Wilson also received a grant of 30,000 Performance Share Units effective October 1, 2003, in recognition of his promotion to President & CEO.

          Submitted on behalf of the HR&C Committee:

R.S. Cunningham (Chair)
N. Carragher
G.W. MacLaren
T.D. Stacy
V.J. Zaleschuk

SHARE PERFORMANCE GRAPH

      The following table compares the five year return on our Common Shares (assuming $100 invested on December 1, 1998 and reinvestment of dividends) with the S&P TSX Composite Index.

CORPORATE GOVERNANCE

      The stewardship of the Corporation is the responsibility of the Board and four Committees of the Board. The Board believes that the principal objective of the Corporation is to generate economic returns to its owners. The Board believes that good corporate governance practices provide an important framework for a timely response by the Board to situations that may directly affect shareholder value. The Board is firmly committed to attaining high standards of corporate governance.

Availability of Governance Material

      Our current Corporate Governance Guidelines, our Board and Committee Charters, our Terms of Reference for individual directors, our Board Chair, Committee Chairs and our Chief Executive Officer, our Code of Business Conduct and Ethics and our Audit Committee Whistleblower Procedures are available on our web site at www.agrium.com. Shareholders wishing to receive a copy of this material should submit their request by telephone (403) 225-7000, by facsimile (403) 225-7609, by e-mail (investor@agrium.com) or by mail to Agrium Inc., 13131 Lake Fraser Drive S.E., Calgary, Alberta, T2J 7E8, Attention: Corporate Secretary. We continuously monitor applicable Canadian and U.S. corporate governance requirements and update our governance practices as new governance requirements are finalized and as “best practices” evolve.

TSX Corporate Governance Guidelines

      We meet the corporate governance guidelines of the TSX, as proposed to be amended in April 2002 and November 2002, as described in the attached Schedule “A”.

NYSE Corporate Governance Listing Standards

      Our Common Shares are listed on the New York Stock Exchange (the “NYSE”) and we comply in all material respects with the NYSE corporate governance requirements as set out in the NYSE’s Listed Company Manual.

Our Corporate Governance

      Our Corporate Governance Guidelines (the “Guidelines”) provide a framework of authority and accountability to enable the Board and management to make timely and effective decisions that promote shareholder value while complying with applicable law and our commitment to ethical conduct, integrity and transparency.

      The primary responsibility of our Board is to foster our long-term success consistent with the Board’s responsibility to Shareholders to maximize shareholder value. The Board continually assesses the principal risks associated with our business and takes reasonable steps to ensure the integrity and effectiveness of our internal controls, management information systems and financial procedures. The Board approves the content of our major public documents.

      The Chief Executive Officer’s primary responsibility is to lead the Corporation and to formulate our proposed goals, strategies and objectives, present them to the Board for approval and, if approved, to keep the Board informed of our progress towards them. The Board annually conducts and performs an evaluation of our Chief Executive Officer and considers succession planning, including for the Chief Executive Officer, and management and executive development. The Board becomes acquainted with our high potential executives.

      The Board ensures that senior executives are fairly and competitively compensated, with a large portion of compensation being performance based and linked to meaningful and measurable performance targets. Our Guidelines set a goal of obtaining continuous and conspicuous disclosure of all significant matters to all Shareholders simultaneously.

      Our Guidelines provide that a Board of between 9 and 12 members is appropriate for us and require that at least two-thirds of the Board be unrelated and independent. Our Guidelines establish specific definitions of unrelated and independence that meet or exceed applicable legal and regulatory requirements. Directors are required to disclose their interests relating to their independence at least annually and, in any event, when such interests change so that the Board can continually assess the independence of each director.

      We require our directors to have demonstrated integrity and high ethical standards; to have experience, business knowledge and sound judgment relevant to our activities; to understand fiduciary duties; to be financially literate; to have advocacy and consensus building skills; to have abilities that complement other Board members and; to be willing to devote sufficient time to the work of the Board and its Committees. Our Guidelines require the Board to maintain a long-term plan for the composition of the Board.

      Each director is responsible for providing constructive counsel to and oversight of management and to advance our interests and the effectiveness of the Board by bringing his or her knowledge and experience to bear on the issues facing us. Each director must comply with our Code of Business Conduct and Ethics and disclose all potential conflicts of interest.

      The Board, the Board Chair, any of the Committees and, in appropriate circumstances, each of the directors are entitled to engage independent consultants or advisors at our expense.

      Our Guidelines provide that we will organize orientation programs for new directors and continuing education opportunities for continuing directors.

      The Corporate Governance & Nominating Committee (the “CG&N Committee”) is responsible for reviewing director compensation annually, including a review of comparative information and consideration of the duties, responsibilities and commitments of directors. Our Guidelines require directors to maintain share ownership of approximately five times the value of their annual retainer and take all compensation in Common Shares or DSUs until the minimum value is achieved.

      The CG&N Committee reviews the Guidelines periodically and submits recommended changes to the Board for approval, taking into account emerging best practices.

Board Composition and Independence

      The Board is currently composed of twelve directors. Messrs. MacLaren, Stacy and Van Brunt are retiring from the Board and there are presently nine nominees for election as directors. The Board considers a board size of nine to twelve members to be an appropriate number for our size, and sufficient to provide an appropriate mix of backgrounds and skills.

      The Board has determined that eight of the nine directors nominated for re-election are unrelated for the purpose of the TSX Corporate Governance Guidelines. Mr. Wilson, the Chief Executive Officer of the Corporation, is a related director. In conducting its analysis, the Board considered an unrelated director to be a director who is: (a) not a member of management and is free from any interest and any business, family or other relationship which could reasonably be perceived to materially interfere with the director’s ability to act with a view to the best interests of the Corporation, other than interests and relationships arising from shareholdings in the Corporation; (b) not currently, or has not been in the past three years, a director, officer or employee of or material service provider to the Corporation or to any of its subsidiaries or affiliates; and (c) not a director (or similarly situated individual), officer, employee or significant Shareholder of an entity that has a material business relationship with the Corporation or any of its subsidiaries or affiliates, including as legal counsel, auditors, accountants, consultants, or investment and commercial bankers doing business with the Corporation.

      The Board has determined that eight of the nine directors nominated for re-election are independent for the purposes of the NYSE Listing Standards. Mr. Wilson, the Chief Executive Officer of the Corporation, is not independent. In determining that each director other than Mr. Wilson is independent, the Board affirmatively determined that each such director has no material relationship with the Corporation, either directly or as a partner, Shareholder or officer of an organization that has a relationship with the Corporation and that each such director did not receive any consulting, advisory, or other compensatory fee from the Corporation except in the capacity of a member of the Board or a Committee. In addition, in determining independence the Board determined that each such director has not been an employee (and no immediate family member of the director has been an executive officer of) the Corporation within the past three years; that each such director has not received (and no immediate family member of the director has received) more than U.S.$100,000 per year in direct compensation from the Corporation, other than director and Committee fees and pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) in any of the past three years; that each such director has not been affiliated with or employed by (and no immediate family member of the director is or has been affiliated with or employed in a professional capacity by) KPMG LLP, our external auditor, for the past three years; that each such director was not employed (and no immediate family member of the director was employed) as an executive officer of another company where any of our present executives serves or has served on that other company’s compensation committee during the past three years; and each such director is not and has not been an executive officer or employee (and no immediate family member of the director is or has been an executive officer) of an entity that makes payments to, or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of U.S. $1,000,000 or 2% of such other entity’s consolidated gross revenues in any of the past three years.

      Messrs. Carragher and King are also directors of The Westaim Corporation, which was spun out of Viridian Inc. in 1995 prior to the Corporation’s 1996 acquisition of Viridian Inc. There is no material business relationship between the Corporation and The Westaim Corporation. The Board has determined that the directorships with the Corporation and The Westaim Corporation held by Messrs. Carragher and King do not affect their independence.

Board Charter

      In addition to the responsibilities of the Board mandated by law, the Board considers and approves our annual capital and operating budgets and any significant changes to those budgets, all major acquisitions, dispositions and financing transactions, as well as all matters involving our securities. The Board has specifically assumed responsibility for the stewardship of the Corporation’s strategic and succession planning processes and regularly considers the principal risks associated with our business and how these risks are managed. Under its Charter, the Board also has responsibility for management and human resources, financial and corporate issues, corporate procedure and policies and compliance reporting and corporate communications.

Responsibilities of Board Chair

      Our Terms of Reference for the Board Chair require that he or she be an unrelated and independent director appointed as Chair annually by the Board. The Board Chair is charged with the responsibility to lead the Board and organize it to function independently of management so as to foster ethical and responsible decision making, appropriate oversight of management and the best corporate governance practices. The Board Chair is to ensure that the unrelated and independent members of the Board have an opportunity to meet at least quarterly without members who are not unrelated and independent and that matters to be considered by the Board are properly presented so as to use directors’ time wisely and safeguard the time to be dedicated to strategic planning, review, discussion and decision making. The Board Chair is responsible for setting the Agenda of each meeting and for the quality of the information sent to or presented to the Board. The Board Chair provides advice and counsel to the Chief Executive Officer and other senior executives and leads the Board process for assessment of the effectiveness of the Board, the Committees of the Board and individual directors. Our Terms of Reference provide that the Board Chair, when he or she considers it necessary or advisable, may retain, at our expense, outside consultants or advisors to advise independently on any matter.

Our Expectation of Our Directors

      Our Terms of Reference for individual directors are intended to identify the specific responsibility of individual directors and enhance coordination and communication within the Board and between the Board and management. These Terms of Reference include specifying the director’s responsibilities for corporate stewardship, including advancing the interests of the Corporation and the Board, exercising appropriate fiduciary obligations, providing constructive assistance to management and preserving confidentiality. The Terms of Reference include responsibility for integrity and loyalty, including compliance with our Code of Business Conduct and Ethics and appropriate disclosure of all conflicts or potential conflicts. The Terms of Reference require each director to be diligent in preparing for and attending Board and Committee meetings and communicating with the Board Chair and Chief Executive Officer between meetings. Under the Terms of Reference each director is responsible for full and frank participation and communication within the Board and each Committee on which he or she serves, as well as with management. We expect that each director will become knowledgeable about our business, with the environments in which we operate, and with our executive management team and high potential executive candidates. Under the Terms of Reference each director has a responsibility to enhance the competencies and qualities that led to the director’s election to the Board. Our minimum attendance expectation for directors is to attend all Board and Committee meetings, and the Board would be concerned if a director attended less than 80% of such meetings.

      We expect each director to expend sufficient time to fully review all material for and otherwise prepare for each Board and Committee meeting, as well as to fully participate in each meeting and be available to provide assistance and guidance between meetings as called upon.

      Directors are expected to offer their resignation upon request by the Board on a change in occupation or professional association, failure to attend meetings or otherwise devote appropriate time to fulfilling his or her responsibilities or an inability to resolve a conflict of interest.

Director Compensation

      For 2003 we paid each director who was not one of our employees an annual fee of U.S.$22,500 for acting as a director, an annual fee of U.S.$3,500 for serving on a Committee and an annual fee of U.S.$1,500 for chairing a Committee. In lieu of such fees, we paid our Board Chair an annual fee of U.S.$100,000. In 2003 we paid a travel allowance of U.S.$1,000 to each director who was not one of our employees who traveled out of their province or state of residence to a meeting site and paid meeting fees of U.S.$1,000 per meeting attended. In 2003 we paid the Chair of the Audit Committee additional Committee fees of U.S.$13,577 for performance of certain Chair duties outside of Committee meetings.

      In March 2002 the Board amended our Stock Option Plan so that directors who are not members of management are not eligible to be granted stock options. There are no other stock option plans of the Corporation in which the directors are eligible to participate.

      As at March 17, 2004 non-management directors held 1,172,830 options to acquire Common Shares. These options have exercise prices of Cdn.$9.29 to Cdn.$20.75 per share, being the closing prices of the Common Shares at the time of the grant, and expire ten years after the time of grant.

      In December 2001 the Board approved a deferred share unit fee plan (the “DSU Fee Plan”) for all directors. The DSU Fee Plan allows directors to elect to receive their remuneration in the form of DSUs, cash or any combination thereof, subject to having satisfied the share ownership requirements set out in our Corporate Governance Guidelines. The number of DSUs issued is calculated by dividing the electing director’s remuneration by the fair market value of the Common Shares on the conversion date (generally the last business day of each quarter). When a director leaves the Board, he or she is entitled to receive the then market value of a Common

Share for each DSU held. During 2003, two directors were issued 9,778.534 DSUs under the DSU Fee Plan (including 115.462 DSUs issued as an adjustment for dividends paid on our Common Shares in 2003).

      In May 2002 the Board approved a deferred share unit discretionary grant plan (the “DSU Grant Plan”) which allows the Board to grant DSUs to directors. A director leaving the Board is entitled to receive the then market value of a Common Share for each DSU held. During 2003 directors were issued 31,423.280 DSUs under the DSU Grant Plan (including 423.280 DSUs issued as an adjustment for dividends paid on our Common Shares in 2003).

      The following table sets out the fees paid to each of the Corporation’s unrelated and independent directors in the year ended December 31, 2003.

Fees Paid to Directors in 2003(1)

			Committee	Meeting Fee			Percentage of
		Committee	Chair	and Travel	Cash Value(2)		Cash Fees
Director	Annual Fee	Annual Fee	Annual Fee	Allowance	of DSU Grants	Total	taken on DSUs

Carragher	$22,500	$7,000	N/A	$29,000	$33,960	$92,460	0%
Cunningham	22,500	7,000	$1,500	33,000	33,960	97,960	0%
Devine	22,500	7,000	750	29,000	33,960	93,210	0%
Henry	22,500	7,000	N/A	30,000	33,960	93,460	100%
King	22,500	7,000	1,500	21,000	33,960	85,960	0%
MacLaren	22,500	7,000	N/A	24,000	33,960	87,460	0%
Proto	100,000	N/A	N/A	32,000	45,280	177,280	0%
Schaefer	22,500	7,000	15,077 (3)	29,000	33,960	107,537	0%
Stacy	22,500	7,000	750	27,000	33,960	91,210	100%
Zaleschuk	22,500	5,250	N/A	26,000	33,960	87,710	0%

Total	$302,500	$61,250	$19,577	$280,000	$350,920	$1,014,247	—

Notes:

(1)	All amounts are in U.S. dollars.

(2)	Excludes DSUs issued on payment of director or Committee fees or as an adjustment for dividends. Value of the DSUs is the market value of a Common Share on the date of grant.

(3)	Committee Chair Annual Fee also includes additional fees of $13,577 for performance of certain Audit Committee Chair duties outside of Committee meetings.

Board and Committee Attendance

      During 2003 the Board and Committees held the following number of meetings:

Board Meetings	14
Audit Committee Meetings(a)	8
Corporate Governance & Nominating Committee Meetings(b)	4
Human Resources & Compensation Committee Meetings(c)	5
Environmental, Health & Safety Committee Meetings(d)	5

      During 2003 the directors attended Board and Committee meetings as follows:

	Board Meetings	Committee Meetings
Director	Attended	Attended

Carragher(b)(c)	13 of 14	7 of 9
Cunningham(a)(c)	14 of 14	11 of 11
Devine(b)(d)	13 of 14	9 of 9
Henry(a)(d)	14 of 14	11 of 13
King(b)(d)	12 of 14	7 of 9
MacLaren(c)(d)	12 of 14	9 of 12
Proto(a)(b)(c)(d)	14 of 14	21 of 22
Schaefer(a)(b)	14 of 14	12 of 12
Stacy(b)(c)	12 of 14	8 of 9
Van Brunt	14 of 14	N/A
Wilson(1)	2 of 2	N/A
Zaleschuk(a)(c)	13 of 14	10 of 10

(1)	Mr. Wilson was appointed a director on October 1, 2003. Between October 1 and December 31, 2003 there were two Board meetings. Mr. Wilson is not a member of any Committees.

Director Share Ownership

      We expect each director to maintain share ownership of approximately five times their annual retainer within five years of their appointment, and require each director to receive 100% of their retainer in DSUs until such time as the director meets the minimum share ownership requirements. We consider share ownership to include Common Shares and DSUs but exclude options to acquire Common Shares. This year we increased our director share ownership requirement from three times the annual retainer to five times the annual retainer. Each current director fulfills the increased share ownership requirements.

Board Performance Evaluations

      Our Guidelines require that the Board annually assess the overall effectiveness of the Board, the Committees and the Board Chair and of the contributions of individual directors through a confidential, peer-review process. The most recent annual self-assessment showed that the Board, Committees, Board Chair and individual directors are effectively fulfilling their responsibilities, but that, with the anticipated retirements of Messrs. MacLaren and Stacy, the Board should consider additional nominees with international experience.

Mandatory Director Retirement

      We have a policy that a director shall not normally be nominated for election at the annual meeting of Shareholders next held following the date on which he or she attains the age of 70 years. The Board may request a director to extend his or her term of service beyond the regular retirement age in one-year increments. Messrs. MacLaren and Stacy are retiring pursuant to this policy.

Director Succession Planning

      The Board, through the Corporate Governance & Nominating Committee (the “CG&N Committee”) identifies the appropriate skills and characteristics required of members of the Board, taking into account the Board’s short-term needs and long-term succession plans. The Committee maintains a longer term plan for the Board’s composition that takes into consideration the characteristics of the current members of the Board, the Board effectiveness evaluation and our opportunities, risks and strategic direction.

Board Meetings Independent of Management

      The Board meets at each meeting without management present under the direction of an unrelated and independent Chair. We also encourage directors to meet informally with and without management and encourage site visits and facility inspections to be carried out by our directors to familiarize themselves with our business, as well as with our senior and high potential executives. Parties wishing to communicate directly with the Chair or the non-management directors should send a written communication marked “confidential” to the attention of F.W. Proto, Board Chair, Agrium Inc., at the Corporation’s head office.

Chief Executive Officer

      Our Terms of Reference for the Chief Executive Officer identify specific responsibilities in order to enhance coordination and communication with the Board. The Chief Executive Officer’s primary responsibility is the executive leadership and operational management of the Corporation and its business and affairs. The Terms of Reference for our Chief Executive Officer add other specific responsibilities including implementation of capital, operating and strategic plans; developing appropriate budgets and forecasts; identifying and managing principal risks of the business; maintaining an effective organizational structure including succession training and management; maintaining effective control and coordination mechanisms for our activities including internal control and management information systems; maintaining appropriate industry, governmental, public and other external relationships; ensuring safe and efficient business operations in compliance with environmental, health and safety obligations; and fostering a high performance corporate culture that promotes ethical practices, encourages individual integrity, accountability and social responsibility.

Code of Business Conduct and Ethics

      Our employees, directors and officers (including our Chief Executive Officer, principal financial officer, principal accounting officer/controller or persons performing similar functions) must comply with our Code of Business Conduct and Ethics (the “Code”). Directors, officers and certain employees of Agrium annually certify compliance with the Code. The Board and the CG&N Committee monitor compliance with and are responsible for administrating the Code. Waivers of the Code are disclosed in compliance with applicable law and regulatory requirements.

Compliance Monitoring

      We have “whistleblower” procedures to permit employees to anonymously report concerns regarding compliance with corporate policies and applicable laws, as well as concerns regarding auditing and accounting matters. These “whistleblower” procedures ensure that employee reports are treated as confidential and require that a senior executive under the supervision of the Audit Committee, or the Audit Committee itself, assess each report and take appropriate steps to address such concerns.

Committees of the Board

      The Board has four Committees: the Audit Committee, the HR&C Committee, the CG&N Committee and the Environment, Health & Safety Committee (the “EH&S Committee”). Each Committee has a defined mandate set out in its Charter.

AUDIT COMMITTEE

H.G. Schaefer (Chair) S.A. Henry R.S. Cunningham F.W. Proto V.J. Zaleschuk

Qualification of Members

      The Board has determined that each member of the Audit Committee is “financially literate” and is an unrelated and independent director. The Board considers a person to be “financially literate” if he or she has the ability to read and understand a balance sheet, an income statement and a cash flow statement.

      The Board has determined that Mr. Schaefer has “accounting or related financial experience” for the purpose of the TSX Corporate Governance Guidelines and is an “audit committee financial expert” for the purpose of the Sarbanes-Oxley Act of 2002. Mr. Schaefer is a member of the audit committee of three other publicly traded entities. The Board has determined that this simultaneous service does not impact Mr. Schaefer’s ability to effectively serve on our Audit Committee.

Charter

      The Audit Committee has oversight responsibilities for our accounting and financial reporting processes, the quality and integrity of our financial statements and the effectiveness of our internal controls. The financial statements are the responsibility of management, and the external auditors express an independent opinion on the annual consolidated financial statements, which are then approved by the Board. The Audit Committee is directly responsible for the retention and oversight of the work of the external auditors, who report directly to the Audit Committee. The Audit Committee has a specific Charter that explicitly mandates direct communication with our internal and external auditors independently of management, ongoing review of our external auditors, including recommendations to the Board of the appointment (subject to shareholder approval) and termination of the external auditors, discussion and review of the scope of the audit and audit plans of the internal and external auditors, pre-approval of audit and permitted non-audit services and the role, independence and fees of the external auditors. In addition, the Audit Committee is responsible for overseeing management reporting, internal controls and management information, and reviewing financial risk management issues. The Audit Committee reviews our audited consolidated financial statements and selected corporate disclosure documents, including management’s discussion and analysis contained in our annual report, the annual information form, prospectuses and offering documents, and other major shareholder communications containing significant financial information before they are approved by the Board. The Audit Committee is also responsible for approval of our interim quarterly financial statements and reviews issues relating to legal and regulatory responsibilities to ensure compliance. The Audit Committee has established procedures for (a) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters.

      The Audit Committee is also required to review its Charter on an annual basis and recommend any appropriate changes to the Board. This Committee met on eight occasions in 2003. The full Charter of the Audit Committee can be found on our web site at www.agrium.com.

Availability of Chair

      The Chair of the Audit Committee will be available at the meeting to answer Shareholders’ inquiries in the areas covered by the Audit Committee’s mandate.

CORPORATE GOVERNANCE & NOMINATING COMMITTEE

F.W. King (Chair) N. Carragher D.G. Devine H.G. Schaefer T.D. Stacy

Qualification of Members

      The Board has determined that each member of the Corporate Governance & Nominating Committee (the “CG&N Committee”) is unrelated and independent.

Charter

      The CG&N Committee is responsible for assisting the Board in fulfilling its responsibilities with respect to the continuing review and development of our corporate governance system, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics for directors, officers and employees, the Charter for our Board, as well as Terms of Reference for our Board Chair, the Chief Executive Officer and individual directors. The CG&N Committee is also responsible for the review and recommendation to the Board of our reports on compliance with the governance guidelines, recommendations and requirements of any applicable regulatory or securities exchange. The CG&N Committee reviews and recommends compensation for Board and Committee service, and oversees the administration of the DSU Plans. The CG&N Committee is also responsible for the annual evaluations of the overall performance of the Board, the Board Chair, the Committees and individual directors pursuant to an evaluation system that is designed to provide directors with an opportunity each year to examine how the Board is operating and to make suggestions for improvement. The CG&N Committee monitors the relationship between management and the Board to ensure that the Board is able to, and in fact does, function independently of management. The CG&N Committee also assists the Board in identifying and recommending qualified individuals to become Board members, provides recommendations as to the size, composition, operation and effectiveness of the Board and its Committees, and identifies and makes recommendations respecting the appointment of members to Board Committees. The CG&N Committee also develops and implements an orientation and ongoing education program for directors and ensures that Board Committees and individual directors can engage outside advisors.

      The CG&N Committee is also required to review its Charter on an annual basis and recommend any appropriate changes to the Board. The CG&N Committee met on four occasions in 2003. The full Charter of the CG&N Committee can be found on our web site at www.agrium.com.

Availability of Chair

      The Chair of the CG&N Committee will be available at the meeting to address Shareholders’ inquiries in the areas covered by the CG&N Committee’s mandate.

HUMAN RESOURCES & COMPENSATION COMMITTEE

R.S. Cunningham (Chair) N. Carragher G.W. MacLaren T.D. Stacy V.J. Zaleschuk

Qualification of Members

      The Board has determined that each member of the Human Resources & Compensation Committee (the “HR&C Committee”) is unrelated and independent.

Charter

      The HR&C Committee is established to assist the Board in fulfilling its responsibilities relating to matters of human resources and compensation, and to establish a plan of continuity and development of senior management. The HR&C Committee has responsibility for overseeing the evaluation of management, reviewing and making recommendations to the Board regarding the appointment of and the compensation arrangements for our executives (including salaries, incentives, equity-based compensation and benefits), as well as reviewing the annual salary policies of and programs relating to employees. The HR&C Committee also approves the investment objectives and policies of, and any material changes in, our pension plans. The Committee reviews and approves the use of corporate goals and objectives that are relevant to the compensation of our Chief Executive Officer and reviews the performance of the Chief Executive Officer in light of those goals and objectives in order to determine and, together with the independent directors, approve his compensation. The HR&C Committee reviews our management resources and plans to ensure that we properly provide for appropriate succession planning for executives.

      The HR&C Committee is also required to review its Charter on an annual basis and recommend any appropriate changes to the Board. This Committee met on five occasions in 2003. The full Charter of the HR&C Committee can be found on our web site at www.agrium.com.

Availability of Chair

      The Chair of the HR&C Committee will be available at the meeting to answer Shareholders’ inquiries in the areas covered by the HR&C Committee’s mandate.

ENVIRONMENT, HEALTH & SAFETY COMMITTEE

D.G. Devine (Chair) S.A. Henry F.W. King G.W. MacLaren F.W. Proto

Qualification of Members

      The Board has determined that each member of the Environment, Health & Safety Committee (the “EH&S Committee”) is unrelated and independent.

Charter

      The EH&S Committee is responsible to assist the Board in fulfilling its oversight responsibilities relating to environment, health and safety. The EH&S Committee annually reviews and recommends to the Board for approval our Environment, Health & Safety Policy. The EH&S Committee monitors environmental, health and safety performance, compliance with legal and regulatory requirements, as well as applicable industry standards relating to environmental, health and safety matters, and reviews the strategies and methods used to improve our environmental, health and safety performance. The EH&S Committee also reviews our environmental, health and safety performance goals, management systems implementation, EH&S audit programs and plans, and the status of our remediation projects and provisions. It is the practice of the EH&S Committee to arrange at least one visit annually for our Board members to one of our facilities, which includes orientation sessions to personally acquaint members of the Committee and the Board with personnel and operations at our facilities. The EH&S Committee also reviews the methods of communicating our environmental, health and safety policies and procedures throughout the organization. The EH&S Committee meets separately with the Director, Environment, Health & Safety, and reports to the Board on such meetings. In addition, we have a corporate environment, health & safety committee composed of members of senior management and chaired by the Senior Vice President, North America Retail, which is responsible for ensuring that we conduct our activities and operate our facilities in an environmentally responsible manner and maintain the integrity of our health and safety policies. We also have established a company-wide Safety Council to review, enhance and ensure a sustained focus on best safety practices throughout the Corporation.

      The EH&S Committee is also required to review its Charter on an annual basis and recommend any appropriate changes to the Board. The EH&S Committee met on five occasions in 2003. The full Charter of the EH&S Committee can be found on our web site at www.agrium.com.

Availability of Chair

      The Chair of the EH&S Committee will be available at the meeting to answer Shareholders’ inquiries in the areas covered by the EH&S Committee’s mandate.

Indebtedness of Directors and Officers

      Except for routine indebtedness, none of our directors and executive officers or any of their associates is or has been indebted to us or any of our subsidiaries at any time during 2003. No indebtedness has been extended, renewed or has had its terms modified since July 29, 2002.

Directors’ and Officers’ Insurance

      We carry directors’ and officers’ liability insurance covering acts and omissions of our directors and officers and those of our subsidiaries. No changes were made to the directors’ and officers’ coverage when coverage was renewed May 31, 2003. The directors’ and officers’ liability insurance provided an annual aggregate limit of U.S. $75,000,000 with a deductible of U.S. $500,000. The 2004 total actual and projected insurance premium for directors’ and officers’ liability coverage is U.S. $936,812. We do not anticipate that there will be any material change in the policy terms and conditions when our coverage is renewed in 2004.

      Our by-laws provide for the indemnification of each director and officer against all costs, charges and expenses reasonably incurred by the director in respect of any action or proceeding to which the director is made a party by reason of being a director or officer of the Corporation, subject to limitations contained in our by-laws or the Canada Business Corporations Act. We also have agreements with each director and officer to provide indemnification to the extent permitted under the Canada Business Corporations Act.

INTEREST OF CERTAIN PERSONS AND COMPANIES

IN MATTERS TO BE ACTED UPON

      We are not aware of any material interest of any director, officer, any person beneficially owing or exercising control or direction over 10% or more of our Common Shares, or any associate or affiliate of any of them, in any transaction since January 1, 2003 or any proposed transaction that has materially affected or will materially affect the Corporation or our affiliates.

SHAREHOLDER PROPOSALS

      Shareholder proposals to be considered for inclusion in the 2005 Management Proxy Circular must be received by us on or before December 17, 2004.

ADDITIONAL INFORMATION AND OTHER DOCUMENTS

      Financial information is provided in our comparative financial statements and management’s discussion and analysis for our most recently completed financial year.

      We will provide to any person upon request a copy of our Annual Information Form, together with material incorporated by reference therein, our audited financial statements for 2003, our interim financial statements for 2004 and this Management Proxy Circular. Please send your request to the Corporate Secretary. These documents and additional information about the Corporation are available on our web site at www.agrium.com and on the SEDAR web site at www.sedar.com.

OTHER MATTERS

      As of March 17, 2004, we know of no amendment, variation or other matter to come before the Meeting other than the matters referred to above.

DIRECTORS’ APPROVAL

      The directors have approved the contents and mailing of this Circular.

BY ORDER OF THE BOARD OF DIRECTORS

LESLIE O’DONOGHUE
Vice President, General Counsel
& Corporate Secretary

March 17, 2004.

SCHEDULE “A”

TORONTO STOCK EXCHANGE

CORPORATE GOVERNANCE GUIDELINES COMPLIANCE TABLE
(including April 2002 and November 2002 proposed amendments)

GUIDELINES			COMPLIANCE	COMMENTS

1.	The Board should explicitly assume responsibility for the stewardship of the Corporation and adopt a formal mandate, including:
	(a)	adoption of a strategic planning process and approval of a strategic plan which takes into account, among other things, the opportunities and risks of the business;	Yes	(a)	The strategic planning process being followed within the Corporation has been presented by management to the Board for approval. This is an ongoing process and the involvement of the directors in the process is carried out in more detail at an annual Board strategic planning session. The Board has approved a strategic plan for the Corporation.
	(b)	identification of the principal risks of the Corporation’s business and overseeing the implementation of appropriate systems to manage these risks;	Yes	(b)	The Board reviews on an ongoing basis the principal risks of the Corporation’s business and management’s recommendations for managing such risks. Systems put in place to manage risks are monitored by the Board or the appropriate Committee.
	(c)	succession planning, including appointing, training and monitoring senior management, including the Chief Executive Officer;	Yes	(c)	The Human Resources & Compensation Committee reviews with the Chief Executive Officer existing management resources and plans, including recruitment and training programs, to ensure that qualified personnel will be available for succession to executive positions and key officer positions in the Corporation and its major subsidiaries. A summary presentation is provided to the Board on these matters on an annual basis.

GUIDELINES			COMPLIANCE	COMMENTS

	(d)	communications policies for the Corporation, addressing how the Corporation interacts with stakeholders and meets its disclosure obligations, to be reviewed annually; and	Yes	(d)	The Board has assumed responsibility and put structures in place for ensuring the Corporation is able to communicate effectively with Shareholders, other stakeholders and the public in a timely, accurate, balanced and non-selective manner. Disclosure material sent to Shareholders is reviewed with the Board or the appropriate Committee.
	(e)	integrity of the Corporation’s internal control and management information systems.	Yes	(e)	The responsibility for oversight of internal control and management information systems is delegated to the Audit Committee with the assistance of the internal and external auditors. Internal control and information systems are reviewed annually by the Audit Committee with management.
2.	The Board should be constituted with a majority of individuals who qualify as unrelated directors.		Yes		The Board will be composed of nine directors, eight of whom are unrelated. The Board applied the definition of an unrelated director as one who is: (a) not a member of management and is free from any interest and any business, family or other relationship which could reasonably be perceived to materially interfere with the director’s ability to act with a view to the best interests of the Corporation, other than interests and relationships arising solely from shareholdings; (b) not currently or has not been in the past three years an officer or director of or material service provider to the Corporation or any of its subsidiaries or affiliates; and (c) not a director (or similarly situated individual), officer, employee or significant Shareholder of an entity that has a material business relationship with the Corporation.
3.	The principles supporting the conclusion in item 2.		—		The only related director will be the current Chief Executive Officer of the Corporation. The Board has determined that each of the other directors is an unrelated director and has no material relationship with the Corporation.

GUIDELINES		COMPLIANCE	COMMENTS

4.	The Board should appoint a Committee of directors:
	(a) composed exclusively of outside, i.e. non- management, directors, a majority of whom are unrelated directors; and	Yes	(a)	The Corporate Governance & Nominating Committee is composed solely of unrelated directors.
	(b) with the responsibility for proposing to the full Board new nominees to the Board and for assessing directors on an ongoing basis.	Yes	(b)	The Corporate Governance & Nominating Committee proposes to the full Board new nominees to the Board and has responsibility for assessing directors on an ongoing basis.
5.	The Board should implement a process for assessing the effectiveness of the Board as a whole, the Committees of the Board and the contribution of individual directors.	Yes		The Corporate Governance & Nominating Committee annually assesses the effectiveness of the Board as a whole, the Board Chair, the Board Committees, and the contribution of individual directors. In assessing such matters, the Corporate Governance & Nominating Committee conducts surveys of directors and makes recommendations for improvement. The Corporation also retains the services of an independent consultant to assist in assessing the effectiveness of the Board.
6.	Existence of an orientation and education program for new members of the Board and continuing education for all members.	Yes		The Board has established an orientation and education program for directors. A Director’s Manual is provided for new and existing directors, and is updated from time to time. In addition, all Committees of the Board report to the Board on an ongoing basis with respect to developments within their respective areas.
7.	Size of the Board and the impact of the number upon effectiveness.	Yes		The Board will be composed of nine directors. The Board believes a board size of nine to twelve members is large enough to permit diversity of views and to staff the various Committees of the Board, while facilitating effective decision-making.

GUIDELINES		COMPLIANCE	COMMENTS

8.	A Committee of unrelated directors should review the adequacy and form of the compensation of directors that realistically reflects the responsibilities and risk involved in being an effective director.	Yes		The Corporate Governance & Nominating Committee annually reviews directors’ compensation and makes recommendations to the Board. The Corporation also conducts surveys to ensure that directors’ compensation is consistent with industry standards.
9.	Committees of the Board should generally be composed of:
	(a) non-management directors; and	Yes	(a)	Each Committee is composed solely of non-management directors.
	(b) a majority of whom are unrelated directors.	Yes	(b)	Each Committee is composed solely of unrelated directors.
10.	The Board should assume responsibility for, or assign to a Committee of the Board, the general responsibility for developing the Corporation’s approach to governance issues.	Yes		The Corporate Governance & Nominating Committee has been charged by the Board to develop and review the Corporation’s approach to corporate governance issues and to recommend changes from time to time to the Board.
11.	The Board, together with the Chief Executive Officer, should develop position descriptions for the Board and the Chief Executive Officer, involving the definition of the limits to management’s responsibilities. In addition, the Board should approve or develop the corporate objectives which the Chief Executive Officer is responsible for meeting and assess the Chief Executive Officer against these objectives.	Yes		A formal delegation of authority to the Chief Executive Officer and management has been adopted by the Board. The Board retains all powers not delegated to management. In addition, the Board develops with management the corporate objectives which the Chief Executive Officer and management are responsible for meeting and on an ongoing basis reviews such objectives and oversees the assessment of management’s performance. In addition, the directors participate with management in an annual strategic planning meeting which reviews and considers performance targets and objectives.
12.	The Board should implement structures and procedures ensuring that it can function independently of management.	Yes		The Chief Executive Officer is the only member of management on the Board. The Board Chair and all other directors are independent of management. The Board regularly meets independently of management.
13.	(a) The Audit Committee of the Board should be composed solely of unrelated directors; and	Yes	(a)	The Audit Committee is composed solely of unrelated directors.

GUIDELINES			COMPLIANCE	COMMENTS

	(b)	Each member of the Audit Committee should be financially literate and at least one member shall have accounting or related financial experience;	Yes	(b)	Each member is financially literate and at least one member has accounting or related financial experience.
	(c)	The Audit Committee should have direct communication channels with the internal and external auditors to discuss and review specific issues as appropriate; and	Yes	(c)	The Audit Committee reviews with the internal and external auditors accounting principles, policies and practices, financial statements and disclosure documents and specific issues as appropriate.
	(d)	The Audit Committee duties should include oversight responsibility for management reporting on internal controls and should ensure that management has designed and implemented an effective system of internal control.	Yes	(d)	The Audit Committee oversees the scope and adequacy of management’s system of internal controls and reviews the adequacy and effectiveness of such internal controls through discussions with management and the work of the internal and external auditors.
14.	The Audit Committee Charter should explicitly set out the role and oversight responsibilities of the Audit Committee with respect to external auditors, internal auditor and disclosure of financial and related information.		Yes		The Audit Committee Charter explicitly sets out these oversight responsibilities and is reviewed annually by the Board. These responsibilities include the approval of the quarterly financial statements, the review of annual financial statements, accounting practices and policies, the internal audit function, ongoing reviews with the external auditors including the scope of the audit, pre- approval of audit and permitted non-audit services, and the engagement, independence and fees of the external auditors.
15.	The Board should implement a system which enables an individual director to engage an outside advisor at the expense of the Corporation in appropriate circumstances.		Yes		The Corporation recognizes that individual directors may, on occasion, require the services of an advisor in connection with such directors’ responsibilities as a member of the Board or its Committees. The Board, the Board Chair and each Board Committee has the authority to engage outside advisors at the expense of the Corporation, as do individual directors in appropriate circumstances.

SCHEDULE “B”

SUMMARY OF 2004 RIGHTS PLAN

      The following is a summary of the terms and conditions of the 2004 Rights Plan. The summary is qualified in its entirety by, and is subject to, the full text of the Amended and Restated Shareholder Rights Plan Agreement to be dated as of April 28, 2004 between Agrium Inc. and CIBC Mellon Trust Company, a copy of which is available on request from the Secretary of the Corporation as described in the Information Circular. All capitalized terms where used in this summary without definition have the meanings attributed to them in the 2004 Rights Plan.

(a) Issuance of Rights

      Under the 2004 Rights Plan, the Rights granted under the predecessor shareholder protection rights plans of the Corporation dated March 1, 1995, March 2, 1998 and May 9, 2001, respectively, and which are outstanding at the Record Time of 5:00 p.m. (Calgary time) on April 28, 2004, are reconfirmed on the terms set out in the 2004 Rights Plan and the Corporation reconfirms its authorization to continue the issuance of Rights for each “Voting Share” (which includes the Common Shares and any other shares in or interests of the Corporation entitled to vote generally in the election of directors) issued thereafter and prior to the Separation Time (as defined below), subject to the earlier termination or expiration of the Rights as set out in the 2004 Rights Agreement.

(b) Exercise Price

      Until the Separation Time, the exercise price (“Exercise Price”) of each Right is three times the market price, from time to time, of the Voting Shares. From and after the Separation Time, the Exercise Price is three times the market price, as at the Separation Time, per Voting Share. The Exercise Price is subject to adjustment as set out in the 2004 Rights Agreement. The Exercise Price has been amended from the 2001 Rights Plan, which provided that the Exercise Price was Cdn.$100, subject to adjustment.

(c) Term

      The 2004 Rights Plan will take effect at the time that the Meeting terminates (the “Effective Date”), and will expire at the close of business on the date upon which the annual meeting of shareholders to be held in 2007 terminates, subject to earlier termination or expiration of the Rights as set out in the 2004 Rights Agreement.

(d) Trading of Rights

      Until the Separation Time, the Rights will be evidenced by the certificates representing the associated Voting Shares and will be transferable only together with the associated Voting Shares. After the Separation Time, separate certificates evidencing the Rights will be mailed to holders of record of Voting Shares (other than any shareholder or group of shareholders making a take-over bid) as of the Separation Time and such separate Rights certificates alone will evidence the Rights.

      The Rights will be listed on the Toronto Stock Exchange and the New York Stock Exchange, subject to the Corporation complying with the requirements of each exchange.

(e) Separation Time

      The Rights are not exercisable and do not trade separately from their associated Voting Shares until the “Separation Time.” The “Separation Time” is the close of business on the tenth trading day after the earliest of (i) the Stock Acquisition Date, which is the first date of public announcement of facts indicating that a person has become an Acquiring Person (as defined below); (ii) the date of the commencement of, or first public announcement of the current intention of any person (other than the Corporation or any subsidiary of the Corporation) to commence, a take-over bid (other than a Permitted Bid or a Competing Permitted Bid, each as defined below); and (iii) the date upon which a Permitted Bid or a Competing Permitted Bid ceases to be one. The Separation Time can also be such later date as may from time to time be determined by the Board of Directors.

(f) Acquiring Person

      An “Acquiring Person” is a person who is the Beneficial Owner (as defined below) of 20% or more of the outstanding Voting Shares. Excluded from the definition of Acquiring Person are the Corporation and its subsidiaries and any person who becomes the Beneficial Owner of 20% or more of the outstanding Voting Shares as a result of one or any combination of a Voting Share Reduction, a Permitted Bid Acquisition, an Exempt Acquisition, a Convertible Security Acquisition or a Pro Rata Acquisition. In general:

(i)	a “Voting Share Reduction” means an acquisition or a redemption by the Corporation of Voting Shares and/or Convertible Securities which, by reducing the number of Voting Shares and/or Convertible Securities outstanding, increases the percentage of Voting Shares Beneficially Owned by any person;

(ii)	a “Permitted Bid Acquisition” means an acquisition by a person of Voting Shares and/or Convertible Securities made pursuant to a Permitted Bid or a Competing Permitted Bid;

(iii)	an “Exempt Acquisition” means an acquisition by a person of Voting Shares and/or Convertible Securities: (i) in respect of which the Board of Directors has waived the application of the 2004 Rights Plan; (ii) pursuant to a dividend reinvestment plan; (iii) pursuant to a distribution of Voting Shares and/or Convertible Securities made by the Corporation (a) to the public pursuant to a prospectus; provided that such person does not thereby become the Beneficial Owner of a greater percentage of Voting Shares so offered than the percentage of Voting Shares Beneficially Owned by such person immediately prior to such distribution, or (b) by way of a private placement; provided that, among other things, such person does not thereby become the Beneficial Owner of Voting Shares equal in number to more than 25% of the Voting Shares outstanding immediately prior to the private placement and, in making this determination, the securities to be issued to such person on the private placement shall be deemed to be held by such person but shall not be included in the aggregate number of Voting Shares outstanding immediately prior to the private placement; or (iv) pursuant to an amalgamation, merger, arrangement or other statutory procedure requiring shareholder approval;

(iv)	a “Convertible Security Acquisition” means an acquisition of Voting Shares by a person upon the purchase, exercise, conversion or exchange of Convertible Securities acquired or received by such person pursuant to a Permitted Bid Acquisition, an Exempt Acquisition or a Pro Rata Acquisition; and

(v)	a “Pro Rata Acquisition” means an acquisition by a person of Voting Shares and/or Convertible Securities as a result of a stock dividend, a stock split or a rights offering issued on the same pro rata basis to all the holders of Voting Shares and/or Convertible Securities of the same class or series; provided that such person does not thereby become the Beneficial Owner of a greater percentage of Voting Shares and/or Convertible Securities than the percentage of Voting Shares Beneficially Owned by such person immediately prior to such acquisition.

      Also excluded from the definition of Acquiring Person are underwriters or banking or selling group members acting in connection with a distribution of securities and any “Grandfathered Person” (generally, any person who is the Beneficial Owner of 20% or more of the outstanding Voting Shares at the Record Time). To the Corporation’s knowledge, there are no Grandfathered Persons.

(g) Beneficial Ownership

      In general, a person is deemed to “Beneficially Own” securities actually held by others in circumstances where those holdings are or should be grouped together for purposes of the 2004 Rights Plan. Included are holdings by the person’s “Affiliates” (generally, a person that controls, is controlled by, or is under common control with a specified corporation) and “Associates” (generally, relatives sharing the same residence).

      Also included are securities that the person or any of the person’s Affiliates or Associates has the right to acquire within 60 days (other than customary agreements with and between underwriters and banking group or selling group members with respect to a distribution of securities and other than pursuant to pledges of securities in the ordinary course of business).

      A person is also deemed to Beneficially Own any securities that are Beneficially Owned (as described above) by any other person with which, and in respect of which security, such person is acting jointly or in concert. A person is acting jointly or in concert with any other person who is a party to an agreement, commitment or understanding with the first person for the purpose of acquiring or offering to acquire Voting Shares and/or Convertible Securities.

(h) Exclusions from the Definition of Beneficial Ownership

      The definition of “Beneficial Ownership” contains several exclusions whereby a person is not considered to Beneficially Own a security. There are exemptions from the deemed Beneficial Ownership provisions for institutional shareholders acting in the ordinary course of business and the performance of their duties. These exemptions apply to: (i) an investment manager (“Manager”) which holds securities in the performance of the Manager’s duties for the account of any other person (a “Client”); (ii) a licensed trust company (“Trust Company”) acting as trustee or administrator or in a similar capacity for the estates of deceased or incompetent persons (each an “Estate Account”) or in relation to other accounts (each an “Other Account”); (iii) a Crown agent or agency (a “Crown Agent”); (iv) a person established by statute (a “Statutory Body”), the ordinary business or activity of which includes the management of investment funds for employee benefit plans, retirement plans and insurance plans (other than insurance plans administered by insurance companies) of various public bodies; and (v) the administrator (“Administrator”) of one or more pension funds or plans (a “Plan”) registered under applicable law. The foregoing exemptions apply only so long as the Manager, Trust Company, Crown Agent, Statutory Body, Administrator or Plan is not then making or has not then publicly announced an intention to make a take-over bid, other than pursuant to a distribution by the Corporation or by means of ordinary market transactions.

      Also, a person will not be deemed to “Beneficially Own” a security because such person: (i) is a Client of the same Manager, an Estate Account or an Other Account of the same Trust Company, or a Plan with the same Administrator as another person or Plan on whose account the Manager, Trust Company or Administrator, as the case may be, holds such security; or (ii) is a Client of a Manager, Estate Account, Other Account or Plan, and the security is owned at law or in equity by the Manager, Trust Company, Administrator or Plan, as the case may be.

      A person will not be deemed to “Beneficially Own” any securities that are the subject of a Permitted Lock-Up Agreement. A “Permitted Lock-Up Agreement” is an agreement (the “Lock-Up Agreement”) between a person and one or more holders of Voting Shares and/or Convertible Securities (each a “Locked-Up Person”) (the terms of which are publicly disclosed and reduced to writing and a copy of which is made available to the public (including the Corporation) not later than the date the Lock-Up Bid (as defined below) is publicly announced or, if the Lock-Up Bid has been made prior to the date on which such agreement is entered into, not later than the date of such agreement), pursuant to which such Locked-Up Person agrees to deposit or tender Voting Shares and/or Convertible Securities to a take-over bid (the “Lock-Up Bid”) made or to be made by the person or any of such person’s Affiliates or Associates or any other person with which, and in respect of which security, such person is acting jointly or in concert, provided that:

(i)	the Lock-Up Agreement permits such Locked-Up Person to terminate its obligation to deposit or tender to or not to withdraw Voting Shares and/or Convertible Securities from the Lock-Up Bid in order to deposit or tender such securities to another take-over bid or support another transaction where:

A. the price or value per Voting Share or Convertible Security offered under such other take-over bid or transaction exceeds the price or value per Voting Share or Convertible Security offered under the Lock-Up Bid;

B. the price or value per Voting Share or Convertible Security offered under such other take-over bid or transaction exceeds by as much as or more than a specified amount (the “Specified Amount”) the price or value per Voting Share or Convertible Security offered under the Lock-Up Bid, provided that such Specified Amount is not greater than 7% of the price or value per Voting Share or Convertible Security offered under the Lock-Up Bid; or

C. the number of Voting Shares and/or Convertible Securities to be purchased under such other take-over bid or transaction exceeds by as much as or more than a specified number (the “Specified Number”) the number of Voting Shares and/or Convertible Securities that the Offeror has offered to purchase under the Lock-Up Bid at a price or value per Voting Share or Convertible Security that is not less than the price or value per Voting Share or Convertible Security offered under the Lock-Up Bid, provided that the Specified Number is not greater than 7% of the number of Voting Shares and/or Convertible Securities offered under the Lock-Up Bid;

and for greater certainty, such Lock-Up Agreement may contain a right of first refusal or require a period of delay to give the offeror under the Lock-Up Bid an opportunity to match a higher price, value or number in such other take-over bid or transactions or other similar limitation on a Locked-Up Person’s right to withdraw Voting Shares from the Lock-Up Agreement, so long as the limitation does not preclude the exercise by the Locked-Up Person of the right to withdraw Voting Shares and/or Convertible Securities in sufficient time to deposit or tender to the other take-over bid or to support the other transaction; and

(ii)	no “break-up” fees, “top-up” fees, penalties, expenses or other amounts that exceed in the aggregate the greater of:

A. the cash equivalent of 2.5% of the price or value payable under the Lock-Up Bid to a Locked-Up Person; and

B. 50% of the amount by which the price or value payable under another take-over bid or other transaction to a Locked-Up Person exceeds the price or value of the consideration that such Locked-Up Person would have received under the Lock-Up Bid;

shall be payable by a Locked-Up Person pursuant to the Lock-Up Agreement in the event a Locked-Up Person fails to deposit or tender Voting Shares and/or Convertible Securities to the Lock-Up Bid, or withdraws Voting Shares and/or Convertible Securities previously tendered thereto in order to tender to another take-over bid or support another transaction.

(i) Flip-In Event

      A “Flip-In Event” occurs when any person becomes an Acquiring Person. If a Flip-In Event occurs prior to the Expiration Time that has not been waived by the Board of Directors (see “Waiver,” below), each Right (except for Rights Beneficially Owned or which may thereafter be Beneficially Owned by an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or any person acting jointly or in concert with an Acquiring Person, or a transferee of any such person, which Rights will become null and void) shall constitute the right to purchase from the Corporation, on payment of the Exercise Price, Voting Shares having an aggregate market price equal to twice the Exercise Price, for an amount in cash equal to the Exercise Price, subject to anti-dilution adjustments.

(j) Permitted Bid and Competing Permitted Bid

      A take-over bid will not trigger a Flip-In Event if it is a Permitted Bid or Competing Permitted Bid. A “Permitted Bid” is a take-over bid made by way of a take-over bid circular to all holders of Voting Shares (other than the Offeror) and which complies with the following additional provisions:

(i)	no Voting Shares and/or Convertible Securities shall be taken up or paid for pursuant to the take-over bid prior to the close of business on a date which is not less than 60 days following the date of the take-over bid;

(ii)	unless the take-over bid is withdrawn, Voting Shares and/or Convertible Securities may be deposited or tendered pursuant to the take-over bid at any time prior to the close of business on the date of first take-up or payment for Voting Shares and/or Convertible Securities and all Voting Shares and/or Convertible Securities deposited or tendered pursuant to the take-over bid may be withdrawn at any time prior to the close of business on such date;

(iii)	more than 50% of the outstanding Voting Shares and/or Convertible Securities held by Independent Shareholders must be deposited or tendered to the take-over bid and not withdrawn at the close of business on the date of first take-up or payment for Voting Shares and/or Convertible Securities; and

(iv)	in the event that more than 50% of the outstanding Voting Shares and/or Convertible Securities held by Independent Shareholders have been deposited or tendered to the take-over bid and not withdrawn as at the date of first take-up or payment for Voting Shares and/or Convertible Securities under the take-over bid, the Offeror will make a public announcement of that fact and the take-over bid will remain open for deposits and tenders of Voting Shares and/or Convertible Securities for not less than 10 business days from the date of such public announcement.

      A Competing Permitted Bid is a take-over bid that is made after a Permitted Bid has been made but prior to its expiry, termination or withdrawal and that satisfies all the requirements of a Permitted Bid as described above, except that a Competing Permitted Bid is only required to remain open until a date that is not less than the later of 35 days after the date of the take-over bid constituting the Competing Permitted Bid and 60 days after the date of the take-over bid of the prior bid.

(k) Redemption

(i)	Redemption of Rights on Approval of Holders of Voting Shares and Rights. With the prior consent of the holders of Voting Shares or Rights, the Board of Directors may at any time prior to the occurrence of a Flip-In Event that has not been waived, elect to redeem all but not less than all of the outstanding Rights at a redemption price of $0.00001 per Right (the “Redemption Price”), subject to adjustment for anti-dilution as provided in the 2004 Rights Agreement.

(ii)	Deemed Redemption. If a person who has made a Permitted Bid, a Competing Permitted Bid or an Exempt Acquisition in respect of which the Board of Directors has waived or has been deemed to have waived the application of the 2004 Rights Plan consummates the acquisition of the Voting Shares, the Board of Directors shall be deemed to have elected to redeem the Rights for the Redemption Price.

(iii)	Redemption of Rights on Withdrawal or Termination of Bid. Where a take-over bid that is not a Permitted Bid or Competing Permitted Bid expires, is withdrawn or otherwise terminates after the Separation Time and prior to the occurrence of a Flip-In Event, the Board of Directors may elect to redeem all the outstanding Rights at the Redemption Price. Upon the Rights being so redeemed, all the provisions of the 2004 Rights Plan shall continue to apply as if the Separation Time had not occurred and Rights Certificates had not been mailed, and the Separation Time shall be deemed not to have occurred.

(l) Waiver

(i)	Discretionary Waiver respecting Acquisition not by Take-over Bid Circular. With the prior consent of the holders of Voting Shares the Board of Directors may, prior to the occurrence of a Flip-In Event that would occur by reason of an acquisition of Voting Shares otherwise than pursuant to a take-over bid made by means of a take-over bid circular sent to all holders of Voting Shares or by inadvertence when such inadvertent Acquiring Person has then reduced its holdings to below 20%, waive the application of the 2004 Rights Plan to such Flip-In Event.

(ii)	Discretionary Waiver respecting Acquisition by Take-over Circular and Mandatory Waiver of Concurrent Bids. The Board of Directors may, prior to the occurrence of a Flip-In Event that would occur by reason of an acquisition of Voting Shares pursuant to a take-over bid made by means of a take-over bid circular sent to all holders of Voting Shares, waive the application of the 2004 Rights Plan to such a Flip-In Event, provided that if the Board of Directors waives the application of the 2004 Rights Plan to such a Flip-In Event, the Board of Directors shall be deemed to have waived the application of the 2004 Rights Plan in respect of any other Flip-In Event occurring by reason of any such take-over bid made by means of a take-over bid circular sent to all holders of Voting Shares prior to the expiry of the take-over bid for which a waiver is, or is deemed to have been, granted.

(iii)	Waiver of Inadvertent Acquisition. The Board of Directors may waive the application of the 2004 Rights Plan in respect of the occurrence of any Flip-In Event if (i) the Board of Directors has determined that a person became an Acquiring Person under the 2004 Rights Plan by inadvertence and without any intent or knowledge that it would become an Acquiring Person; and (ii) the Acquiring Person has reduced its Beneficial Ownership of Voting Shares such that at the time of waiver the person is no longer an Acquiring Person.

(m) Anti Dilution Adjustments

      The Exercise Price of a Right, the number and kind of shares subject to purchase upon exercise of a Right, and the number of Rights outstanding, will be adjusted in certain events, including:

(i)	if there is a dividend payable in Voting Shares or Convertible Securities (other than pursuant to any optional stock dividend program, dividend reinvestment program or dividend payable in Voting Shares lieu of a regular cash dividend) on the Voting Shares, or a subdivision or consolidation of the Voting Shares, or an issuance of Voting Shares or Convertible Securities in respect of, in lieu of or in exchange for Voting Shares; or

(ii)	if the Corporation fixes a record date for the distribution to all holders of Voting Shares of certain rights, options or warrants to acquire Voting Shares or Convertible Securities, or for the making of a distribution to all holders of Voting Shares of evidences of indebtedness or assets (other than regular periodic cash dividends or stock dividends payable in Voting Shares) or rights or warrants.

(n) Supplements and Amendments

      The Corporation may make changes to the 2004 Rights Agreement prior to or after the Separation Time to correct any clerical or typographical error or to maintain the validity of the 2004 Rights Agreement as a result of any change in any applicable legislation, rules or regulation without the approval of the holders of the Voting Shares or Rights. The Corporation may also make changes to the 2004 Rights Agreement prior to the Meeting without the approval of the holders of the Voting Shares or the Rights.

      The Corporation may, with the approval of the holders of Voting Shares, at any time prior to the Separation Time, make changes to or rescind any of the provisions of the 2004 Rights Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally).

      The Corporation may, with the approval of the holders of Rights, at any time after the Separation Time, make changes to or rescind any of the provisions of the 2004 Rights Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally).